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Filed pursuant to Rule 424(b)(5);
Registration Statement No. 333-120030-01

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 3, 2004)

US$600,000,000
Petro-Canada
5.95% Senior Notes due 2035

The Notes will bear interest at the rate of 5.95 percent per year. Petro-Canada will pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2005. The Notes will mature on May 15, 2035. The Notes will be issued only in denominations of US$1,000 and integral multiples of US$1,000.

The Notes will be unsecured, unsubordinated obligations of Petro-Canada and will rank equally with all of its other unsecured and unsubordinated debt.

Petro-Canada may redeem some or all of the Notes at any time at the redemption prices described in this prospectus supplement. Petro-Canada may also redeem all of the Notes at any time in the event certain changes affecting Canadian withholding taxes occur. The Notes will not be entitled to the benefit of any sinking fund.

Investing in the Notes involves risk. See "Risk Factors" beginning on page 29 of the prospectus and "Risk Management" beginning on page 8 of our annual information form, incorporated by reference in the prospectus.

Petro-Canada is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus supplement in accordance with Canadian disclosure requirements, which are different from those of the United States. Petro-Canada prepares its financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to the financial statements of U.S. companies.

You should be aware that owning these Notes may have tax consequences both in the United States and Canada. This prospectus supplement and the prospectus may not describe these tax consequences fully. You should read the tax discussion in this prospectus supplement.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Petro-Canada is continued under the laws of Canada, most of its officers and directors and most of the experts named in this prospectus supplement and the prospectus are residents of Canada, and a substantial portion of Petro-Canada's assets are located outside the United States.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	98.774%	US$592,644,000
Underwriting commission	0.875%	US$ 5,250,000
Proceeds to Petro-Canada	97.899%	US$587,394,000

The price of the Notes will also include accrued interest, if any, from May 16, 2005 to the date of delivery. The underwriters expect to deliver the Notes on or about May 16, 2005 through The Depository Trust Company.

Joint Book-Running Managers

ABN AMRO Incorporated	Deutsche Bank Securities

Harris Nesbitt
RBC Capital Markets
Scotia Capital
BNP PARIBAS
CIBC World Markets
Citigroup
HSBC
JPMorgan
TD Securities

The date of this prospectus supplement is May 11, 2005.

IMPORTANT NOTICE ABOUT INFORMATION IN
THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes being offered and adds to certain information contained in the prospectus and the documents incorporated by reference. The second part, the accompanying base shelf prospectus dated November 3, 2004, gives more general information, some of which may not apply to the Notes being offered. The accompanying base shelf prospectus is referred to as the "prospectus" in this prospectus supplement.

        If the description of the Notes varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Notes in any jurisdiction where the offer or sale is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to "Petro-Canada", the "Corporation", "us", "we" or "our" mean Petro-Canada and its subsidiaries. Unless otherwise specified, all dollar amounts contained in this prospectus supplement and in the prospectus are expressed in Canadian dollars, and references to "dollars", "Cdn $" or "$" are to Canadian dollars and all references to "US$" are to United States dollars. All financial information included and incorporated by reference in this prospectus supplement and in the prospectus is prepared using generally accepted accounting principles which are in effect from time to time in Canada, which we refer to as "Canadian GAAP". "U.S. GAAP" means generally accepted accounting principles which are in effect from time to time in the United States. For a discussion of the principal differences between our financial results as calculated under Canadian GAAP and under U.S. GAAP, you should refer to note 26 of our annual audited consolidated financial statements as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, incorporated by reference in the prospectus.

        Any statement contained in this prospectus supplement or in the prospectus or in a document incorporated or deemed to be incorporated by reference in the prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement or the prospectus to the extent that a statement contained in this prospectus supplement or the prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the prospectus modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference in and constitute a part of this prospectus supplement or the prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        This prospectus supplement is deemed to be incorporated by reference in the prospectus solely for the purposes of the offering of the Notes. Other documents are also incorporated or deemed to be incorporated by reference in the prospectus. See "Where You Can Find More Information" in the prospectus. The following documents are specifically incorporated by reference in and form an integral part of the prospectus:

  •
  Petro-Canada's management proxy circular dated March 3, 2005, excluding the information contained therein under the headings "Executive Compensation—Report on Executive Compensation", "Executive Compensation—Stock Performance Graph" and "Corporate Governance Practices";

  •
  Petro-Canada's report of voting results dated April 26, 2005;

  •
  Petro-Canada's annual information form dated March 15, 2005;

  •
  Petro-Canada's audited consolidated financial statements as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, together with the notes thereto and the reports of the auditors thereon;

  •
  Petro-Canada's management's discussion and analysis for the year ended December 31, 2004;

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  Petro-Canada's unaudited interim consolidated financial statements as at March 31, 2005 and for the three months ended March 31, 2005 and March 31, 2004; and

  •
  Petro-Canada's management's discussion and analysis for the three months ended March 31, 2005.

        Any documents of the type referred to in the preceding paragraph, or similar material, other than reports of voting results, but including all annual information forms, all information circulars, all financial statements, all material change reports (excluding confidential reports, if any), as well as all prospectus supplements disclosing additional or updated information, filed by Petro-Canada with securities commissions or similar authorities in the relevant provinces of Canada subsequent to the date of this prospectus supplement and prior to 25 months from the date of the prospectus shall be deemed to be incorporated by reference into the prospectus. To the extent that any document or information incorporated by reference in the prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-9 of which this prospectus supplement and the prospectus form a part. In addition, any document filed with or furnished to the SEC by Petro-Canada which specifically states that it is intended to be incorporated by reference into either of the registration statements of which this prospectus forms a part shall be deemed to be incorporated by reference into each applicable registration statement.

RESERVES DATA

        In this prospectus supplement, "mbbls" and "mmbbls" means thousand barrels and million barrels, respectively, "mmcf" and "bcf" means million cubic feet and billion cubic feet, respectively, "mcm" means thousands of cubic meters, and "mboe" and "mmboe" means thousand barrels of oil equivalent and million barrels of oil equivalent, respectively. For the purpose of determining barrels of oil equivalent and natural gas equivalent production and reserves, the conversion ratio used is 6,000 cubic feet of gas for one barrel of oil or one barrel of natural gas liquids. Where the terms "boe" (barrel of oil equivalent) or natural gas equivalent are used in this prospectus supplement or in the prospectus (or the documents incorporated by reference in the prospectus), such terms may be misleading, particularly if used in isolation. The conversion ratio of 6,000 cubic feet of gas for one barrel of oil is based on an energy equivalency conversion method primarily at the burner tip and does not represent a value equivalency at the wellhead.

        Our staff of qualified reserves evaluators generate the reserves estimates used by us. Our reserves staff and management are not considered independent of us for purposes of the Canadian provincial securities commissions. We have obtained an exemption from certain Canadian reserves disclosure requirements to permit us to make disclosure in accordance with SEC standards in order to provide comparability with U.S. and other international issuers. Therefore, our reserve data and other oil and gas formal disclosure is made in accordance with U.S. disclosure requirements and practices and may differ from Canadian domestic standards and practices, although our exemption does permit us to make certain extra disclosure in accordance with Canadian domestic standards, including disclosure of recovery factors and resources, which do not meet the guidelines of the SEC for inclusion in documents filed with the SEC. Further information regarding differences between the U.S. requirements and the Canadian domestic standards is provided in our annual information form dated March 15, 2005, which is incorporated by reference in the prospectus, under the headings "Legal Notice—Forward Looking Information" and "Description of the Business—Upstream—Reserves". Also see "Risk Factors" beginning on page 29 of the prospectus and "Risk Management" beginning on page 8 of our annual information form, incorporated by reference in the prospectus.

CURRENCY EXCHANGE RATES

        We publish our consolidated financial statements in Canadian dollars. The following table sets forth, for each period indicated, the high and low exchange rates, the average of such exchange rates on the last business day of each month during such period, and the exchange rate at the end of such period, based on the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "noon buying rate"). These rates are set forth as United States dollars per Cdn $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On May 11, 2005, the inverse of the noon buying rate was Cdn $1.00 equalled US$0.8017.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
High	0.8346	0.7880	0.8493	0.7738
Low	0.7961	0.7418	0.7158	0.6349
Average (1)	0.8155	0.7543	0.7702	0.7139
Period End	0.8269	0.7634	0.8310	0.7738

(1)
The average of the inverse of the noon buying rate on the last day of each month during the applicable period.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the prospectus contain or incorporate by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement and the prospectus and that address activities, events or developments that Petro-Canada expects or anticipates may or will occur in the future are forward-looking statements. Forward-looking statements contained or incorporated by reference in this prospectus supplement and the prospectus include, but are not limited to, references to:

  •
  future capital and other expenditures (including the amount, nature and sources of funding thereof);

  •
  oil and gas production levels and the sources of their growth;

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  shares of production;

  •
  tax and royalty rates;

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  oil and gas prices;

  •
  the rate of exchange between Canadian dollars and United States dollars and other foreign currencies;

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  interest rates;

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  refining and marketing margins;

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  demand for refined petroleum products;

  •
  the effect of labour action on our operations;

  •
  construction activities;

  •
  retail site throughputs;

  •
  production levels and capacity;

  •
  seismic activity;

  •
  pre-production and operating costs;

  •
  reserve estimates and recovery rates;

  •
  reserves life;

  •
  natural gas export capacity;

  •
  plans for and results of exploration and development activities;

  •
  business strategy;

  •
  environmental matters;

  •
  drilling plans;

  •
  acquisition and disposition of resource properties; and

  •
  the dates by which certain areas and facilities will be developed or will come on-stream.

        Undue reliance should not be placed on these forward-looking statements, which are based upon Petro-Canada's assumptions and are subject to known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those estimated or projected and expressed in or implied by such statements. Such factors include, but are not limited to:

  •
  general economic, market and business conditions;

  •
  industry capacity;

  •
  competitive action by other companies;

  •
  fluctuations in oil and gas prices;

  •
  refining and marketing margins;

  •
  the ability to produce and transport crude oil and natural gas to markets;

  •
  the effects of weather conditions;

  •
  the results of exploration and development drilling and related activities;

  •
  reservoir performance and operating facility reliability;

  •
  fluctuation in foreign currency exchange rates and interest rates;

  •
  the ability of suppliers to meet commitments;

  •
  the failure to negotiate satisfactory collective agreements with our employees;

  •
  actions by governmental authorities including increases in taxes;

  •
  political or geopolitical changes;

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  decisions or approvals of administrative tribunals;

  •
  changes in environmental and other regulations;

  •
  the availability of capital markets;

  •
  war or terrorist attacks;

  •
  risks attendant with oil and gas operations; and

  •
  other factors, many of which are beyond Petro-Canada's control.

        These and additional factors are described in more detail in our management's discussion and analysis of financial condition and results of operations prepared in respect of the year ended December 31, 2004, and under "Risk Management" beginning on page 8 of our annual information form, each filed with the securities commissions or similar authorities in the provinces of Canada and incorporated by reference in the prospectus. Petro-Canada does not undertake any obligation to update publicly or revise any forward-looking statements contained in this prospectus supplement or the prospectus, and such statements are expressly qualified by this cautionary statement. You should also carefully consider the matters discussed under "Risk Factors" beginning on page 29 of the prospectus.

SUMMARY OF THE OFFERING

        The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the prospectus.

Issue	US$600,000,000 principal amount of 5.95% senior notes due 2035.
Maturity Date	May 15, 2035.
Interest Payment Dates	May 15 and November 15 of each year, beginning November 15, 2005.
Ranking
The Notes will be Petro-Canada's direct, unsecured and unsubordinated obligations ranking equally and ratably with all of Petro-Canada's other unsecured and unsubordinated indebtedness from time to time outstanding. Petro-Canada's obligations under the Notes will be effectively subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Petro-Canada's subsidiaries, partnerships and other entities through which it conducts its operations. At March 31, 2005, Petro-Canada's subsidiaries, partnerships and other entities through which it conducts its operations had approximately $743 million of indebtedness and other liabilities, comprising primarily trade payables but excluding intercompany indebtedness and guarantees. See "Description of the Notes—Ranking and Other Indebtedness" in this prospectus supplement and "Description of Debt Securities—Ranking and Other Indebtedness" in the prospectus.
Redemption
We may redeem some or all of the Notes at any time at the redemption prices described in this prospectus supplement. See "Description of the Notes—Optional Redemption" in this prospectus supplement. We may also redeem the Notes, in whole but not in part, at the redemption price described in the prospectus at any time in the event certain changes affecting Canadian withholding taxes occur. See "Description of Debt Securities—Tax Redemption" in the prospectus.
Certain Covenants	The indenture governing the Notes contains covenants that, among other things:
• limit the ability of Petro-Canada and its restricted subsidiaries to create liens on certain of our property located in the United States, Canada and the United Kingdom;
• limit the ability of Petro-Canada and its restricted subsidiaries to enter into sale and leaseback transactions with respect to certain of our existing property; and

• restrict the ability of Petro-Canada to consolidate or merge with, or transfer all or substantially all of its assets to, another person.
These covenants are subject to important exceptions and qualifications which are described under the caption "Description of Debt Securities" in the prospectus.
Additional Amounts
We will make payments on the Notes without withholding or deduction for Canadian taxes unless required to be withheld or deducted by law or the interpretation or administration thereof in which case, subject to certain exceptions, we will pay such Additional Amounts as may be necessary so that the net amount received by holders of the Notes after such withholding or deduction will not be less than the amount that such holders would have received in the absence of such withholding or deduction. See "Description of Debt Securities—Additional Amounts" in the prospectus.
Use of Proceeds
The net proceeds to Petro-Canada from this offering will be approximately US$586 million, after deducting underwriting commissions, and after deducting estimated expenses of the offering of US$1 million. All of the net proceeds received by Petro-Canada from the sale of the Notes will be used primarily to repay short-term notes payable outstanding under Petro-Canada's commercial paper program, with the balance to be used for working capital purposes. See "Use of Proceeds" in this prospectus supplement.
Form and Denomination
The Notes will be represented by one or more global notes registered in the name of Cede & Co., a nominee of The Depository Trust Company. Beneficial interests in any global note will be in denominations of US$1,000 and integral multiples thereof. Except as described under "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the prospectus, Notes in definitive form will not be issued.
Governing Law	The Notes and the indenture governing the Notes will be governed by the laws of the State of New York.

PETRO-CANADA

Overview

        We are an integrated oil and gas company, a leader in the Canadian petroleum industry, with a portfolio of businesses spanning both the upstream and downstream sectors of the industry. In the upstream sector, we explore for, develop, produce and market crude oil, natural gas liquids and natural gas in Canada and internationally. Our downstream sector refines crude oil and other feedstocks and markets and distributes petroleum products and related goods and services, primarily in Canada but with some international marketing, especially for lubricants. Our core businesses are North American Natural Gas, East Coast Oil, Oil Sands, International and Downstream, each of which is discussed below and in the documents incorporated by reference in the prospectus. All production volumes in this section "Petro-Canada" are stated before royalties.

Business Units

North American Natural Gas

        Our North American Natural Gas holdings are located principally in western Canada, the U.S. Rockies region, the Mackenzie Delta (Northwest Territories) and Alaska. Our North American Natural Gas strategy is to be a significant and sustainable market participant by accessing new and diverse natural gas supply sources in North America. Key features of the strategy include continuing exploration and development in existing western Canada conventional areas, increasing focus on unconventional production in the U.S. Rockies and western Canada, developing liquefied natural gas (LNG) import capacity in North America, and building the Far North resource base for long-term growth. North American Natural Gas production averaged 787 million cubic feet per day of natural gas equivalent during 2004 and 799 million cubic feet per day of natural gas equivalent during the three months ended March 31, 2005.

East Coast Oil

        Our East Coast Oil holdings are located principally on the Grand Banks (offshore Newfoundland and Labrador). Our East Coast Oil strategy is to improve reliability and sustain profitable production through reservoir extensions. Our holdings include a 20 percent interest in the Hibernia development, a 34 percent interest in the Terra Nova development (where we are also the operator), a 27.5 percent interest in the White Rose development and a 23.9 percent interest in the Hebron, Ben Nevis and West Ben Nevis oilfields. Our share of crude oil production from our combined interests at Hibernia and Terra Nova averaged approximately 78,200 barrels per day during 2004 and 77,900 barrels per day during the three months ended March 31, 2005. Development of the White Rose oilfield, which began in 2002, includes construction of a floating, production, storage and offloading vessel with a production capacity of 100,000 barrels of oil per day. As of March 31, 2005, the project remained on schedule and on budget for first oil in early 2006. Also in the first quarter of 2005, we, along with the operator and other joint venture participants, signed a unitization and joint operating agreement to advance the joint evaluation of the Hebron, Ben Nevis and West Ben Nevis oilfields offshore Newfoundland and Labrador.

Oil Sands

        Our Oil Sands holdings are located principally in northeastern Alberta. Our Oil Sands strategy includes participation in Syncrude's stated long-term expansion plans, our own staged development of in situ bitumen production, growth through oil sands mining and upgrading, and integration with processing at our refinery in Edmonton. Our major Oil Sands interests include a 12 percent participation in the Syncrude joint venture (a bitumen mining and upgrading facility),

100 percent ownership of the MacKay River in situ bitumen development (and an adjacent test facility) and a 60 percent ownership in and operatorship of the Fort Hills oil sands mining project. We also have extensive oil sands acreage holdings considered prospective for in situ development of bitumen resources. Our share of synthetic crude oil production from Syncrude averaged approximately 28,600 barrels per day during 2004 and 18,900 barrels per day during the three months ended March 31, 2005. MacKay River bitumen production averaged approximately 16,600 barrels per day in 2004 and 19,400 barrels per day during the three months ended March 31, 2005. Bitumen is recovered in situ where oil sands are too deep to be mined economically and the bitumen is too thick to flow to the surface through conventional methods. Our MacKay River bitumen extraction process utilizes steam assisted gravity drainage, which is commonly known by the acronym SAGD. SAGD combines horizontal drilling with thermal steam injection. We are exploring options for future in situ developments. We are also working to convert our Edmonton refinery to run exclusively oil sands feedstock. We anticipate that the refinery will process 135,000 barrels per day of oil sands feedstock into low-sulpher gasoline, diesel and other consumer end products by 2008.

        In the first quarter of 2005, we signed an agreement to become 60 percent interest holder and operator of the Fort Hills oil sands mining project, which was previously owned by UTS Energy Corporation. To pay for our stake, we will fund 75 percent of UTS Energy Corporation's 40 percent share of the next $1 billion of development capital ($300 million). The leases are estimated to contain 1.7 billion barrels of bitumen resource net to us. We plan to construct a mine that is integrated with upgrading facilities at Edmonton or at the mine site. Current plans call for an initial mining development producing 50,000 barrels per day of bitumen which would come on-stream in 2009. We expect subsequent development phases to expand production up to 190,000 barrels per day of bitumen integrated with upgrading facilities.

        Also in the first quarter of 2005, we acquired the Dover underground test facility and oil sands leases adjacent to the MacKay River SAGD development. The test facility will be used to advance SAGD technology and the leases provide additional options for SAGD development.

International

        Our International operations are currently focused on the three core exploration and production regions of Northwest Europe, North Africa/Near East and Northern Latin America. Our strategy is to build a platform to deliver profitable growth by expanding and exploiting the current portfolio of assets, targeting acquisitions and new opportunities with a focus on long-life assets and developing a balanced exploration program to replace reserves over time. Our International production averaged approximately 196,600 barrels of oil equivalent per day during 2004 and 181,500 barrels of oil equivalent per day during the three months ended March 31, 2005.

        In Northwest Europe, our production comes from the United Kingdom and Netherlands sectors of the North Sea, with exploration programs extending into Denmark. Our North Africa/Near East region, which provides the major portion of our international crude oil production, combines our interests in Syria, Libya, Algeria and Tunisia. In Northern Latin America, our operations are focused on Trinidad and Venezuela.

        Part of our International business strategy is to build a global, integrated LNG business which will add long-life producing assets to the portfolio. In 2004, we signed a memorandum of understanding with OAO Gazprom to investigate a joint LNG business under which Russian supply could be shipped to North American markets as early as 2009.

Downstream

        Our Downstream holdings are located principally in Canada. We own and operate two refineries strategically located in two of Canada's major markets: Montréal, Québec and Edmonton, Alberta. Over the past two years, we have consolidated our eastern Canada refining operations. This includes shutting down a refinery in Oakville in April 2005, converting this refinery to a terminal facility, and expanding our Montréal refinery to be our eastern Canada supply hub. Our Downstream strategy is to generate superior returns by focusing on first-quartile refining performance, advancing Petro-Canada as the brand of choice for Canadian gasoline consumers, and increasing sales of high-margin specialty lubricants. Our refineries produce a full range of refined petroleum products, including gasolines, diesel oils, heating oils, aviation fuels, heavy fuel oils, asphalts, petrochemicals and feedstocks for lubricants. A nation-wide marketing network serves retail, wholesale and industrial customers across Canada, with a 17 percent share of the national refined products market. Our lubricants centre, in Mississauga, Ontario, produces specialty lubricants and waxes that we market in Canada and internationally. We are the largest producer of lubricant base stocks in Canada and the largest producer of high-quality white oils in the world. White oils are used as non-toxic pharmaceutical grade components of food packaging, cosmetics and other specialty applications.

        In the first quarter of 2005, we acquired an interest in Coastal Petrochemical L.P., a limited partnership between La Société générale de financement du Québec and an indirect subsidiary of El Paso Corporation, whose stake we purchased for approximately $34 million plus associated working capital and post closing adjustments. We hold a 51% interest in the limited partnership.

Recent Developments

        On April 26, 2005, we announced our operating and financial results for the three months ended March 31, 2005. Our revenues were $3,382 million in the first quarter of 2005, down from $3,473 million in the first quarter of 2004. Net earnings were $118 million, down from $513 million in the same period in 2004. Net earnings in the first quarter of 2005 included a $313 million unrealized loss on our Buzzard derivative contracts.

        Our total production, net before royalties, during the first quarter of 2005 was 431,000 barrels of oil equivalent per day as compared to 477,000 barrels of oil equivalent per day in the same period of 2004.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

        The following tables set forth selected consolidated financial and operating information as at and for the three months ended March 31, 2005 and 2004 and as at and for the years ended December 31, 2004 and 2003.

        The selected consolidated financial information has been derived from our unaudited interim consolidated financial statements and our audited annual consolidated financial statements for the periods indicated which are incorporated by reference in the prospectus.

        In addition, certain segmented financial information for our business units is set forth for the periods indicated.

        Our consolidated financial statements are presented in Canadian dollars and are prepared in accordance with Canadian GAAP, which differs from U.S. GAAP. For a discussion of the principal differences between our financial results as calculated under Canadian GAAP and under U.S. GAAP, you should refer to note 26 of our audited annual consolidated financial statements as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, incorporated by reference in the prospectus.

        You should read this information in conjunction with our audited consolidated financial statements as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, our management's discussion and analysis for the year ended December 31, 2004, our unaudited consolidated financial statements as at March 31, 2005 and for the three months ended March 31, 2005 and 2004 and our management's discussion and analysis for the three months ended March 31, 2005, all of which are incorporated by reference in the prospectus.

Summary Historical Financial Data

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
	(in millions)
Statement of earnings items:
Revenue	$3,382	$3,473	$14,377	$12,899
Expenses
Crude oil and product purchases	1,852	1,473	6,740	5,620
Operating, marketing and general (1)	696	655	2,690	2,557
Exploration	82	45	235	271
Depreciation, depletion and amortization (1)	348	355	1,402	1,560
Loss (gain) on translation of foreign currency denominated long-term debt (2)	5	16	(77)	(251)
Interest	34	37	142	182
Earnings before income taxes	365	892	3,245	2,960
Canadian GAAP
Net earnings (3)	$118	$513	$1,757	$1,650
U.S. GAAP
Net earnings			$1,748	$1,561
Statement of cash flows items:
Cash flow (4)	$854	$897	$3,629	$3,289
Cash flow from operating activities (5)	563	886	4,161	3,125
Expenditures on property, plant and equipment and exploration (5) (6)	(879)	(462)	(3,955)	(2,232)
Acquisition of Prima Energy Corporation (7)	—	—	(644)	—
Balance sheet items (at period end):
Cash and cash equivalents	$89	$1,016	$170	$635
Total assets	18,721	15,450	18,100	14,774
Total debt	2,911	2,255	2,580	2,229
Canadian GAAP
Shareholders' equity (8)	$8,680	$8,053	$8,739	$7,588
U.S. GAAP
Shareholders' equity			$8,821	$7,720
Other financial data:
EBITDAX (3) (9)	$829	$1,329	$5,024	$4,973

Notes

(1)
Following a review of our eastern Canada refining and supply operations, we announced in September 2003 that we would be ceasing our Oakville refining operations and expanding the existing terminalling facilities. The total charge to earnings related to the shutdown, which was completed in April 2005, was approximately $200 million after-tax.

(2)
Gains or losses on foreign currency denominated long-term debt associated with our self-sustaining International business segment and the U.S. Rockies operations included in our North American Natural Gas business segment are deferred and included as part of shareholders' equity.

(3)
As part of our acquisition of the Buzzard field in the U.K. sector of the North Sea, we entered into a series of derivative contracts related to the future sale of Brent crude oil. Mark-to-market unrealized losses associated with these contracts were $492 million ($313 million after-tax) in the first quarter of 2005 and $333 million ($205 million after-tax) for the year ended December 31, 2004. As the Buzzard development is not sufficiently advanced to qualify for hedge accounting, mark-to-market unrealized gains or losses are reported every quarter.

(4)
We use cash flow, which is expressed before changes in non-cash working capital, to analyze our operating performance, leverage and liquidity. Cash flow does not have any standardized meaning prescribed by Canadian GAAP and therefore it may not be comparable with the calculation of similar measures for other companies. Cash flow is not intended to represent our operating cash flows or operating profits for the period nor should it be viewed as an alternative to cash flow from operating activities, net earnings or other measures of financial performance calculated in accordance with Canadian GAAP. The following provides a reconciliation of cash flow from operating activities to cash flow:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
	(in millions)
Cash flow from operating activities	$563	$886	$4,161	$3,125
Proceeds from sale of accounts receivable	(80)	—	(399)	—
Increase (decrease) in non-cash working capital related to operating activities	371	11	(133)	164

Cash flow	$854	$897	$3,629	$3,289

(5)
Effective January 1, 2005, we changed the presentation of cash flow in our consolidated statement of cash flows pursuant to recent interpretations from the United States Securities and Exchange Commission. Previously, all exploration expenses were classified as investing activities. With the change, general and administrative and geological and geophysical exploration expenses are treated as a reduction of cash flow from operating activities. All prior periods have been restated to reflect this change. The change results in a decrease in cash flow from operating activities and an increase in cash flow from investing activities by $32 million for the three months ended March 31, 2005 ($24 million for the three months ended March 31, 2004) and $118 million and $83 million for the years ended December 31, 2004 and 2003, respectively.

(6)
Expenditures on property, plant and equipment and exploration for the year ended December 31, 2004 include our purchase of a 29.9 percent interest in the Buzzard field and nearby exploration blocks in the U.K. sector of the North Sea for $1,218 million (US$887 million), including closing costs and adjustments and net of acquired cash. Funds for the purchase were provided from cash and cash equivalents and from committed bank credit facilities.

(7)
On July 28, 2004, we acquired all of the common shares of Prima Energy Corporation, an oil and gas company with operations in the U.S. Rockies, for a total acquisition cost of $644 million, net of cash acquired. The results of operations are included in our consolidated financial statements from the date of acquisition. Funding for the acquisition was provided by a US$400 million underwritten credit facility, cash and cash equivalents and existing committed bank credit lines. On November 8, 2004, PC Financial Partnership issued US$400 million in unsecured senior notes guaranteed by us under our shelf registration statement, the proceeds of which were used to repay the credit facility.

(8)
Under our normal course issuer bid for the repurchase of some of our common shares through the facilities of the TSX which began on June 22, 2004, we have repurchased and cancelled 7,812,982 common shares for a total of approximately $514 million, as of May 10, 2005.

(9)
EBITDAX represents earnings before income taxes, interest expense, depreciation, depletion and amortization and exploration expenses. EBITDAX does not have any standardized meaning prescribed by Canadian GAAP and therefore may not be comparable with the calculation of similar measures for other companies. EBITDAX is presented because it is frequently used to evaluate a company's ability to service debt. We believe that EBITDAX, while providing useful information, should not be considered in isolation or as a substitute for net earnings as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The following table provides a reconciliation of EBITDAX from net earnings:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
	(in millions)
Net earnings	$118	$513	$1,757	$1,650
Add:
Provision for income taxes	247	379	1,488	1,310
Interest expense	34	37	142	182
Depreciation, depletion and amortization	348	355	1,402	1,560
Exploration expenses	82	45	235	271

EBITDAX	$829	$1,329	$5,024	$4,973

Summary Segmented Financial Information (1)

	Three Months Ended March 31,			Year Ended December 31,
	2005		2004	2004		2003
	(in millions)
Upstream
North American Natural Gas
Revenue	$504		$465	$1,988		$1,946
Earnings before income taxes	177		185	801		828
Net earnings	103		119	500		492
Acquisition of Prima Energy Corporation	—		—	644		—
Expenditures on property, plant and equipment and exploration (2)	249		132	666		525
Total assets				3,477		2,341
East Coast Oil
Revenue	$355		$379	$1,438		$1,299
Earnings before income taxes	248		272	1,043		864
Net earnings	169		186	711		597
Expenditures on property, plant and equipment and exploration (2)	59		51	275		335
Total assets				2,265		2,288
Oil Sands
Revenue	$238		$220	$960		$626
Earnings (loss) before income taxes	(29)		46	173		(100	) (3)
Net earnings (loss)	(19)		34	120		(52	) (3)
Expenditures on property, plant and equipment and exploration (2)	150		86	397		444
Total assets				1,883		1,770
International
Revenue	$105		$579	$1,851		$1,945
Earnings (loss) before income taxes	(136	) (4)	318	850	(4)	1,039
Net earnings (loss)	(200	) (4)	131	175	(4)	307
Expenditures on property, plant and equipment and exploration (2)	167		72	1,769	(5)	490
Total assets				5,954		3,973
Downstream
Revenue	$2,488		$2,134	$9,434		$8,152
Earnings before income taxes (6)	178		136	495		333
Net earnings (6)	113		88	314		248
Expenditures on property, plant and equipment and exploration	254		121	839		424
Total assets				4,462		3,827

Notes

(1)
Information in this table does not include our shared services segment which includes investment income, interest expense, foreign currency translation and general corporate revenue and expense. You should refer to Notes 3, 4 and 6 of our audited annual consolidated financial statements and Note 1 of our unaudited interim consolidated financial statements incorporated by reference in the prospectus.

(2)
Effective January 1, 2005, we changed the presentation of cash flow in our consolidated statement of cash flows pursuant to recent interpretations from the United States Securities and Exchange Commission. Previously, all

  exploration expenses were classified as expenditures on property, plant and equipment and exploration under investing activities. With the change, general and administrative and geological and geophysical exploration expenses are treated as a reduction of cash flow from operating activities. All prior periods have been restated to reflect this change. The change results in a decrease in cash flow from operating activities and an increase in expenditures on property, plant and equipment and exploration under investing activities.

(3)
Oil Sands earnings for 2003 included a charge of $136 million before tax ($82 million after-tax) relating to costs incurred in finalizing our strategy for converting the Edmonton refinery to process an oil sands feedstock.

(4)
As part of our acquisition of the Buzzard field in the U.K. sector of the North Sea, we entered into a series of derivative contracts related to the future sale of Brent crude oil. Mark-to-market unrealized losses associated with these contracts were $492 million ($313 million after-tax) in the first quarter of 2005 and $333 million ($205 million after-tax) for the year ended December 31, 2004. As the Buzzard development is not sufficiently advanced to qualify for hedge accounting, mark-to-market unrealized gains or losses are reported every quarter.

(5)
Expenditures on property, plant and equipment and exploration for the year ended December 31, 2004 include our purchase of a 29.9 percent interest in the Buzzard field and nearby exploration blocks in the U.K. sector of the North Sea for $1,218 million (US$887 million), including closing costs and adjustments and net of acquired cash. Funds for the purchase were provided from cash and cash equivalents and from committed bank credit facilities.

(6)
Downstream earnings for the year ended December 31, 2003, year ended December 31, 2004, three months ended March 31, 2004 and three months ended March 31, 2005 include charges of $250 million before tax ($151 million after-tax), $74 million before tax ($46 million after-tax), $21 million before tax ($13 million after-tax) and $1 million before tax ($1 million after-tax), respectively, relating to the consolidation of our eastern Canada refinery operations and the closure of the Oakville refinery.

Selected Operating Information

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
Average Daily Production (before royalties) (1)
North American Natural Gas
Crude oil and natural gas liquids (mbbls/day)	16	15	16	17
Natural gas (mmcf/day) (2)	702	677	695	693
Total barrels of oil equivalent (mboe/day)	133	128	131	133
East Coast Oil
Crude oil and natural gas liquids (mbbls/day)	78	88	78	86
Oil Sands (3)
Crude oil and natural gas liquids (mbbls/day)	38	47	45	36
International
Crude oil and natural gas liquids (mbbls/day)	152	182	167	181
Natural gas (mmcf/day)	181	192	178	175
Total barrels of oil equivalent (mboe/day)	182	214	197	210
Total
Crude oil and natural gas liquids (mbbls/day)	284	332	306	320
Natural gas (mmcf/day)	883	869	873	868
Barrels of oil equivalent (mboe/day)	431	477	451	465
Average Daily Production (after royalties) (1)
North American Natural Gas
Crude oil and natural gas liquids (mbbls/day)	12	11	11	12
Natural gas (mmcf/day) (2)	534	508	530	521
Total barrels of oil equivalent (mboe/day)	101	95	100	99
East Coast Oil
Crude oil and natural gas liquids (mbbls/day)	75	85	75	84
Oil Sands (3)
Crude oil and natural gas liquids (mbbls/day)	38	47	45	36
International
Crude oil and natural gas liquids (mbbls/day)	101	118	108	116
Natural gas (mmcf/day)	158	174	139	149
Total barrels of oil equivalent (mboe/day)	127	147	131	141
Total
Crude oil and natural gas liquids (mbbls/day)	226	261	239	248
Natural gas (mmcf/day)	692	682	669	670
Barrels of oil equivalent (mboe/day)	341	374	351	360

	Year Ended December 31,
	2004	2003
Proved Developed and Undeveloped Reserves (before royalties)
Western Canada
Crude oil and natural gas liquids (mmbbls)	38	41
Natural gas (bcf)	1,950	2,030
Total barrels of oil equivalent (mmboe)	363	379
U.S. Rockies
Crude oil and natural gas liquids (mmbbls)	6	—
Natural gas (bcf)	88	—
Total barrels of oil equivalent (mmboe)	21	—
East Coast Oil
Crude oil and natural gas liquids (mmbbls)	68	71
Oil Sands (3)
Crude oil and natural gas liquids (mmbbls)	331	358
International
Crude oil and natural gas liquids (mmbbls)	358	326
Natural gas (bcf)	435	515
Total barrels of oil equivalent (mmboe)	430	412
Total
Crude oil and natural gas liquids (mmbbls)	801	796
Natural gas (bcf)	2,473	2,545
Barrels of oil equivalent (mmboe)	1,213	1,220
Proved Developed and Undeveloped Reserves (after royalties)
Western Canada
Crude oil and natural gas liquids (mmbbls)	30	32
Natural gas (bcf)	1,508	1,559
Total barrels of oil equivalent (mmboe)	281	292
U.S. Rockies
Crude oil and natural gas liquids (mmbbls)	4	—
Natural gas (bcf)	73	—
Total barrels of oil equivalent (mmboe)	16	—
East Coast Oil
Crude oil and natural gas liquids (mmbbls)	61	67
Oil Sands (3)
Crude oil and natural gas liquids (mmbbls)	287	318
International
Crude oil and natural gas liquids (mmbbls)	292	233
Natural gas (bcf)	369	423
Total barrels of oil equivalent (mmboe)	354	303
Total
Crude oil and natural gas liquids (mmbbls)	674	650
Natural gas (bcf)	1,950	1,982
Barrels of oil equivalent (mmboe)	999	980

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
Petroleum Product Sales
Gasoline (mcm/day) (4)	23.3	23.8	24.7	25.8
Middle distillates (mcm/day) (5)	21.3	22.1	20.2	20.5
Other (mcm/day) (6)	8.6	10.4	11.7	10.5

Total (mcm/day)	53.2	56.3	56.6	56.8

(1)
Production from new projects and acquisitions, including the acquisition of Prima Energy Corporation, has been averaged over the full year.

(2)
These volumes do not include natural gas produced for use in miscible flood schemes or natural gas purchased from third parties for resale.

(3)
Includes production and reserves of synthetic crude oil from Syncrude mining operation.

(4)
Includes motor and aviation gasolines.

(5)
Includes diesel oils, heating oils and aviation jet fuels.

(6)
Includes heavy fuel oils, asphalts, lubricants, liquefied petroleum gases, petrochemical feedstocks and other petroleum and non-petroleum products.

USE OF PROCEEDS

        The net proceeds to us from this offering will be approximately US$586 million, after deducting underwriting commissions, and after deducting estimated expenses of the offering of US$1 million. The net proceeds received from the sale of the Notes will be used primarily to repay short-term notes payable outstanding under our commercial paper program, with the balance to be used for working capital purposes.

CONSOLIDATED CAPITALIZATION

        The following sets forth our consolidated capitalization as at March 31, 2005:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the issuance and sale of the Notes and the application of the net proceeds, as described under "Use of Proceeds".

        The table should be read together with our unaudited consolidated interim financial statements for the three months ended March 31, 2005, incorporated by reference in the prospectus. For the purpose of the capitalization table, all US dollar amounts have been translated into Canadian dollars based on the Bank of Canada noon rate on March 31, 2005.

	As at March 31, 2005
	Actual		As Adjusted
	(in millions)
Short-term notes payable (1)	$543		$—
Demand credit facility	65	(2)	65	(2)
Long-term debt, including portions due within one year:
4.00% unsecured senior notes due July 15, 2013	$363		$363
5.00% unsecured senior notes due November 15, 2014 (3)	484		484
9.25% unsecured debentures due October 15, 2021	363		363
7.875% unsecured debentures due June 15, 2026	333		333
7.00% unsecured debentures due November 15, 2028	302		302
5.35% unsecured senior notes due July 15, 2033	363		363
Capital leases due 2007 to 2017	83		83
Retail licensee trust loan	12		12
Notes offered hereby (1)	—		726

Total long-term debt	$2,303		$3,029

Total debt	$2,911		$3,094

Shareholders' equity:
Common shares	$1,339		$1,339
Contributed surplus	1,681		1,681
Retained earnings	5,487		5,487
Foreign currency translation adjustment	173		173

Total shareholders' equity	$8,680		$8,680

Total capitalization	$11,591		$11,774

Notes

(1)
Short-term notes payable consisted of $543 million in commercial paper. The net proceeds received from the sale of the Notes will be used primarily to repay short-term notes payable outstanding under our commercial paper program.

(2)
This credit facility was repaid in full in April 2005.

(3)
These unsecured senior notes were issued by PC Financial Partnership, and guaranteed by us, under our shelf registration statement.

DESCRIPTION OF THE NOTES

        The following description of the terms of the Notes (referred to in the prospectus as the "debt securities") supplements and, to the extent inconsistent therewith, replaces the description set forth under "Description of Debt Securities" in the prospectus and should be read in conjunction with such description. Capitalized terms used but not defined in this section have the meanings given to them in the prospectus. In this section only, "Petro-Canada", "we", "us" or "our" refers only to Petro-Canada and not any of its subsidiaries or interests in partnerships or other entities.

General

        The Notes initially will be issued in an aggregate principal amount of US$600,000,000 and will mature on May 15, 2035. The Notes will bear interest at the rate of 5.95 percent per year. Interest on the Notes will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2005, to the persons in whose names the Notes are registered at the close of business on the preceding May 1 or November 1, respectively.

        Payment of the principal, premium, if any, and interest on the Notes will be made in United States dollars. The Notes will not be entitled to the benefit of any sinking fund.

        The provisions of the Indenture relating to the payment of Additional Amounts in respect of withholding taxes in certain circumstances (described under the caption "Description of Debt Securities—Additional Amounts" in the prospectus) and the provisions of the Indenture relating to the redemption of Notes in the event of specified changes in withholding tax law on or after the date of this prospectus supplement (described under the caption "Description of Debt Securities—Tax Redemption" in the prospectus) will apply to the Notes.

        We may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional Notes under the Indenture. Such additional Notes will rank equally and will have the same terms as the Notes offered hereby in all respects (except for the payment of interest accruing prior to the issue date of the new Notes and except for the first payment of interest following the issue date of the new Notes) so that such new Notes may be consolidated and form a single series with the Notes. In the event that additional Notes are issued, we will prepare a new prospectus supplement.

Ranking and Other Indebtedness

        The Notes will be our direct unsecured and unsubordinated obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We conduct a substantial portion of our operations through subsidiaries, partnerships and other entities. Our obligations under the Notes will be effectively subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries, partnerships and other entities through which we conduct our operations. At March 31, 2005, our subsidiaries, partnerships and other entities had approximately $743 million of indebtedness and other liabilities, comprising primarily trade payables but excluding intercompany indebtedness and guarantees.

Optional Redemption

        The Notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of:

  •
  100 percent of the principal amount of the Notes to be redeemed, and

  •
  as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 25 basis points, in either case, plus accrued interest thereon to the date of redemption.

        Notice of any redemption will be mailed by first-class mail at least 30 days, but not more than 60 days, before the redemption date to each holder of the Notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, applying a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such quotations.

        "Quotation Agent" means one of the Reference Treasury Dealers, which is appointed by us.

        "Reference Treasury Dealer" means (A) each of ABN AMRO Incorporated and Deutsche Bank Securities Inc. or their affiliates which are primary U.S. Government securities dealers and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Book-Entry System

        The Depository Trust Company (the "Depositary") will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. (the Depositary's nominee). One or more fully registered global notes ("Global Notes") will be issued for each of the Notes, in the aggregate principal amount of the issue, and will be deposited with the Depositary. The provisions set forth under "Description of Debt Securities—Debt Securities in Global Form" in the prospectus will be applicable to the Notes.

        The following is based on information furnished by the Depositary:

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934. The Depositary also facilitates the settlement among participants of notes transactions, such as transfers and pledges, in deposited notes through electronic computerized book-entry charges in participants' accounts, thereby eliminating the need for physical movement of notes certificates. Direct participants ("direct participants") include:

  •
  securities brokers and dealers;

  •
  banks;

  •
  trust companies;

  •
  depositaries for Euroclear and Clearstream;

  •
  clearing corporations; and

  •
  certain other organizations.

        The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, in the case of "indirect participants". The rules applicable to the Depositary and its direct and indirect participants are on file with the SEC.

        Purchases of Notes under the Depositary's system must be made by or through direct participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each "beneficial owner" is in turn to be recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from the Depositary of their purchases but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive Notes in definitive form representing their ownership interests, except in the event that use of the book-entry system for the Notes is discontinued or upon the occurrence of certain other events described in the prospectus. In particular, the Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the Trustee. Under these circumstances, and in the event that a successor depositary is not obtained, Notes in definitive form are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). In that event, Notes in definitive form will be printed and delivered.

        To facilitate subsequent transfers, the Global Notes which are deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of the Global Notes with the Depositary and its registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Global Notes representing the Notes. The Depositary's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedures, the Depositary mails an "omnibus proxy" to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Payments of principal, premium, if any, and interest on the Notes will be made to the Depositary, as the registered owner of the Global Notes. The Depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on that date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with notes held for the account of customers in bearer form or registered in "street name", and will be the responsibility of the direct or indirect participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depositary is our responsibility or the responsibility of the Trustee, disbursement of these payments to direct participants shall be the responsibility of the Depositary, and disbursement of these payments to the beneficial owners shall be the responsibility of direct participants and indirect participants. Neither we nor the Trustee will have any responsibility or liability for disbursements of payments in respect of ownership interests in the Notes by the Depositary or the direct participants or indirect participants or for maintaining or reviewing any records of the Depositary or the direct participants or indirect participants relating to ownership interests in the Notes or the disbursement of payments in respect of the Notes.

        The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that we believe to be reliable, but is subject to any changes to the arrangements between us and the Depositary and any changes to these procedures that may be instituted unilaterally by the Depositary.

INTEREST COVERAGE

        The following consolidated interest coverage ratios are calculated for the 12 month periods ended December 31, 2004 and March 31, 2005 based on Canadian GAAP amounts derived from our audited December 31, 2004 financial statements and unaudited financial information as at and for the 12 month period ended March 31, 2005. These interest coverage ratios give effect to the issuance of all of our debt and repayment or redemption thereof as of that date and are adjusted to give effect to the issuance of the Notes. The interest coverage ratios do not purport to be indicative of interest coverage ratios for any future periods.

	12 Months Ended March 31, 2005		Year Ended December 31, 2004
	Actual	As Adjusted	Actual	As Adjusted
Interest coverage on debt:
Earnings (1)	17.3 times	13.5 times	20.9 times	16.3 times
Cash flow (2)	31.6 times	24.7 times	32.3 times	25.2 times

(1)
Interest coverage on debt on an earnings basis is equal to net earnings before interest expense and income taxes divided by interest expenditures (interest expense plus capitalized interest).

(2)
Interest coverage on debt on a cash flow basis is equal to cash flow (which is expressed before changes in non-cash working capital) before interest expense and current income taxes divided by interest expenditures (interest expense plus capitalized interest). We use cash flow to analyze our operating performance, leverage and liquidity. Cash flow does not have any standardized meaning prescribed by Canadian GAAP and therefore it may not be comparable with the calculation of similar measures for other companies. Cash flow is not intended to represent our operating cash flows or operating profits for the period nor should it be viewed as an alternative to cash flow from operating activities, net earnings or other measures of financial performance calculated in accordance with Canadian GAAP.

The following provides a reconciliation of cash flow from cash flow from operating activities:

	12 Months Ended
	March 31, 2005	December 31, 2004
	Actual	Actual
	(in millions)
Cash flow from operating activities	$3,838	$4,161
Proceeds from sale of accounts receivable	(479)	(399)
Increase (decrease) in non-cash working capital relating to operating activities	227	(133)

Cash flow	$3,586	$3,629

Effective January 1, 2005, we changed the presentation of cash flow in our consolidated statement of cash flows pursuant to recent interpretations from the United States Securities and Exchange Commission. Previously, all exploration expenses were classified as investing activities. With the change, general and administrative and geological and geophysical exploration expenses are treated as a reduction of cash flow from operating activities. All prior periods have been restated to reflect this change.

        Our interest expenditures (interest expense plus capitalized interest) amounted to $165 million and $162 million for the 12 months ended March 31, 2005 and December 31, 2004, respectively. Included in interest expenditures are capitalized interest amounts of $26 million and $20 million for the 12 months ended March 31, 2005 and December 31, 2004, respectively. Our earnings before interest expense and income taxes for the 12 months ended March 31, 2005 and December 31, 2004 were $2,857 million and $3,387 million, respectively. Our cash flow before interest expense and current income taxes for the 12 months ended March 31, 2005 and December 31, 2004 were $5,222 million and $5,232 million, respectively.

CREDIT RATINGS

        Credit ratings are intended to provide investors with an independent measure of the credit quality of any issue of securities. The following table discloses the ratings of our unsecured long-term debt securities by the rating agencies indicated:

Rating Agency	Rating
Moody's Investors Service, Inc. ("Moody's")	Baa2
Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P")	BBB
Dominion Bond Rating Services ("DBRS")	A (low)

        Moody's credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. According to the Moody's rating system, debt securities rated "Baa" are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

        Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa in its corporate bond rating system. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

        S&P's credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. According to the S&P rating system, an obligation rated "BBB" exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

        DBRS' credit ratings are on a long-term debt rating scale that ranges from AAA to D which represents the range from highest to lowest quality of such securities rated. According to the DBRS rating system, bonds and long-term debt rated A are of satisfactory credit quality. Protection of interest and principal is still substantial, but the degree of strength is less than with AA rated entities. While a respectable rating, entities in the "A" category are considered to be more susceptible to adverse economic conditions and have greater cyclical tendencies than higher rated companies. The ratings from AA to C may be modified by the addition of a "high" or "low" grade to indicate the relative standing of a credit within a particular rating category.

        The credit ratings accorded to the Notes by the rating agencies are not recommendations to purchase, hold or sell the Notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. We cannot assure you that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant and, if any such rating is so revised or withdrawn, we are under no obligation to update this prospectus supplement.

CERTAIN INCOME TAX INFORMATION

        The following summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made. Accordingly, prospective investors should consult with their own tax advisors for advice with respect to the income tax consequences to them of purchasing, holding or disposing of the Notes having regard to their own particular circumstances, including any consequences of an investment in the Notes arising under state, provincial or local tax laws in the United States or Canada or tax laws of jurisdictions outside the United States or Canada.

Certain Canadian Federal Income Tax Considerations

        In the opinion of Fraser Milner Casgrain LLP, our Canadian counsel, the following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax consequences to a purchaser of the Notes who, for purposes of the Income Tax Act (Canada) (the "Tax Act"), deals with Petro-Canada at arm's length within the meaning of the Tax Act, and is neither a resident of Canada nor deemed to be a resident of Canada (a "Non-Resident Holder"). For purposes of the Tax Act, related persons (as defined in the Tax Act) are deemed not to deal at arm's length and it is a question of fact whether persons not related to each other deal at arm's length. This summary is based on the current provisions of the Tax Act and the regulations thereunder, counsel's understanding of the current published administrative practices of the Canada Revenue Agency (the "CRA"), and all specific proposals to amend the Tax Act and the regulations announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate changes in the law or in the administrative practices of the CRA, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction outside Canada.

        The payment by Petro-Canada of interest, premium, if any, or principal on the Notes to a Non-Resident Holder will be exempt from Canadian non-resident withholding tax under the Tax Act.

        No other taxes on income (including capital gains) will be payable under the Tax Act in respect of the holding, redemption or disposition of the Notes or the receipt of interest, premium, if any, or principal thereon by Non-Resident Holders who do not use or hold and are not deemed to use or hold the Notes in carrying on business in Canada for the purposes of the Tax Act, except that in certain circumstances Non-Resident Holders who are non-resident insurers carrying on an insurance business in Canada and elsewhere may be subject to such taxes.

Certain United States Federal Income Tax Considerations

        The following describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Notes by U.S. Holders (as defined below). Persons considering the purchase, ownership or disposition of Notes should consult their tax advisors with regard to the application of the United States, Canadian and other income tax laws to their particular situations.

        This general discussion of certain United States federal income tax consequences applies to you if you acquire the Notes at original issue for cash and hold the Notes as a "capital asset" under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not consider any tax consequences arising under United States federal gift and estate taxes or under the tax laws of any state, local or foreign jurisdiction. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the Notes. For example, special rules not discussed here may apply to you if you are:

  •
  a broker-dealer, a dealer in securities or currencies, or a financial institution;

  •
  a pass-through entity (e.g., a partnership) or an investor who holds the Notes through a pass-through entity (e.g., a partner in a partnership);

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  subject to the alternative minimum tax provisions of the Code;

  •
  holding the Notes as part of a hedge, straddle or other risk reduction or constructive sale transaction, conversion transaction or a synthetic security or other integrated transaction; or

  •
  a U.S. Holder whose "functional currency" is not the US dollar.

        Furthermore, the discussion below is based upon the provisions of the Code and United States Treasury regulations, rulings and judicial decisions under the Code as of the date of this prospectus supplement, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the United States Internal Revenue Service ("IRS") will take a similar view as to any of the U.S. federal income tax consequences described in this summary.

        This summary may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards certain United States federal tax rules and does not describe future changes in United States federal tax rules. Please consult your tax advisor rather than relying on this general description.

U.S. Holders

        This section applies to you only if you are a U.S. Holder (as defined below).

        Definition of United States Holder.    You are a "U.S. Holder" if you hold the Notes and you are:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or of any of its political subdivisions;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has properly elected under applicable United States Treasury regulations to continue to be treated as a United States person.

        If a partnership holds Notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Those investors that are partners of a partnership purchasing Notes are urged to consult their own tax advisors with respect to the particular consequences to them.

        Payments of Interest.    Interest (including Additional Amounts, if any, and any Canadian withholding tax paid by us) received on the Notes is generally taxable to you as ordinary interest income. You generally must pay United States federal income tax on the interest on the Notes:

  •
  when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

        Interest paid on the Notes will generally constitute income from sources outside the United States. For foreign tax credit limitation purposes, interest on the Notes generally will constitute passive income, or, in the case of certain U.S. Holders, financial services income and for U.S. Holders beginning after December 31, 2006 will constitute "passive category income" or "general category income". A U.S. Holder's ability to claim a foreign tax credit is subject to numerous limitations, and, because of the complexity of these limitations, U.S. Holders should consult their own tax advisors with respect to the amount of foreign taxes that may be claimed as a credit.

        Sale or Other Taxable Disposition of the Securities.    You must recognize a gain or loss on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a Note. The amount of your gain or loss equals the difference between the amount you receive for the Note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the Note (which will be taxable as interest income if not previously included in gross income), minus your adjusted tax basis in the Note. Your initial tax basis in a Note equals the price you paid for the Note.

        Any such gain or loss on a taxable disposition of a Note as described in the foregoing paragraph will generally constitute a capital gain or loss and will be a long-term capital gain or loss if you held such Note for more than one year. Under current law, net capital gains of non-corporate taxpayers under certain circumstances are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations. If you are a U.S. resident (as defined in Section 865 of the Code), any such gain or loss will be treated as U.S. source gain or loss, unless it is attributable to an office or other fixed place of business outside the United States and certain other conditions are met.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to payments of principal and interest on, and the proceeds of the sale or other disposition of, a Note to U.S. Holders other than certain exempt recipients (including, among others, corporations and certain tax-exempt organizations). In addition, if you are not an exempt recipient, you may be subject to backup withholding tax, currently at a rate of 28 percent, with respect to such payments. The backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

  •
  the IRS notifies us or our agent that the TIN you provided is incorrect;

  •
  you are notified by the IRS that you have failed to properly report payments of interest and dividends; or

  •
  in some circumstances, you fail to certify under penalties of perjury that you have furnished a correct TIN and that you are not subject to backup withholding.

        You should consult your personal tax advisors regarding your qualifications for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. If the backup withholding tax does apply to you, you may use the amounts withheld as a credit against your United States federal income tax liability or claim a refund as long as you provide certain information to the IRS. A U.S. Holder who does not provide a correct TIN may be subject to penalties imposed by the IRS.

UNDERWRITING

        We intend to offer the Notes through the underwriters. ABN AMRO Incorporated and Deutsche Bank Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between Petro-Canada and the underwriters, each underwriter named below has agreed to purchase, and Petro-Canada has agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
ABN AMRO Incorporated.	US$150,000,000
Deutsche Bank Securities Inc.	150,000,000
Harris Nesbitt Corp.	40,000,000
RBC Capital Markets Corporation	40,000,000
Scotia Capital (USA) Inc.	40,000,000
BNP Paribas Securities Corp.	30,000,000
CIBC World Markets Corp.	30,000,000
Citigroup Global Markets Inc.	30,000,000
HSBC Securities (USA) Inc.	30,000,000
J.P. Morgan Securities Inc.	30,000,000
TD Securities (USA) LLC	30,000,000

Total	US$600,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated. The obligations of the underwriters under the underwriting agreement may also be terminated upon the occurrence of certain stated events.

        The underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed 0.500 percent of the principal amount of the Notes. The underwriters may allow, and other such dealers may reallow, a concession not in excess of 0.375 percent of the principal amount of the Notes, on sales to certain other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price, concessions and discount.

        The Notes will not be qualified for sale under the securities laws of Canada or any province or territory of Canada and may not be offered or sold, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory in Canada. Each underwriter has agreed that it will not, directly or indirectly, offer, sell or deliver any Notes purchased by it, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada, and that any selling agreement or similar agreement with respect to the Notes will require each dealer or other party thereto to make an agreement to the same effect.

        The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

        We estimate that our total expenses for this offering will be US$1 million.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        Each of the underwriters is, directly or indirectly, a subsidiary of a bank that currently provides credit facilities to us and we may be considered to be a connected issuer to each of these banks. We were indebted to one of the banks for approximately $65 million as of March 31, 2005, under a credit facility, representing approximately 2.2% of our total indebtedness as of that date and we are also contingently liable to these banks under letters of credit, derivative contracts and similar instruments. We are in compliance with the terms of such credit facilities. The decision to distribute the Notes hereunder and the determination of the terms of this offering were made through negotiations between us and the underwriters. The banks affiliated with the underwriters did not have any involvement in such decision or determination and the net proceeds of the Notes will not be used to repay any indebtedness to these banks except to the extent, if any, that these banks hold any of the short-term notes payable that are being repaid with a portion of the net proceeds of this offering.

        As a consequence of the sale of the Notes, each of the underwriters will receive a commission on the principal amount of Notes sold by it. To the extent that the underwriters or banks affiliated with the underwriters hold any of the short-term notes payable that are being repaid with a portion of the net proceeds from this offering, the underwriters or banks affiliated with the underwriters may receive more than 10 percent of the net proceeds from the sale of the Notes as repayment of this indebtedness. Accordingly, this offering is being made pursuant to Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody's rating service or BBB or better by S&P's rating service.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        We have been advised that certain of the underwriters may make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. We have also been advised that MarketAxess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. We have been advised that MarketAxess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions such underwriters conduct through the system. We have also been advised that such underwriters will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering (i.e., if they sell more Notes than are on the cover page of this prospectus supplement) the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

        Certain legal matters in connection with the issue of the Notes will be passed upon for us by Fraser Milner Casgrain LLP, Calgary, Alberta, and by Torys LLP, New York, New York, and certain legal matters in connection with the issue of the Notes will be passed upon for the underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. As to all matters of Canadian federal and Alberta law, Torys LLP may rely upon the opinion of Fraser Milner Casgrain LLP. As to all matters of U.S. federal and New York law, Fraser Milner Casgrain LLP may rely upon the opinion of Torys LLP.

        The partners and associates of Fraser Milner Casgrain LLP, Torys LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, each as a group, beneficially own, directly or indirectly, less than 1 percent of our outstanding securities.

BASE PROSPECTUS

US $1,000,000,000

Petro-Canada
PC Financial Partnership

Debt Securities

        Petro-Canada and PC Financial Partnership may from time to time offer for sale and issue debt securities in an aggregate principal amount of up to US $1,000,000,000 (or its equivalent in any other currency or units based on or relating to foreign currencies) during the 25 month period that this prospectus (including any amendments hereto) remains effective. If the debt securities are issued by PC Financial Partnership, they will be guaranteed by Petro-Canada.

        The specific terms of these securities and all information omitted from this prospectus will be provided in supplements to this prospectus that will be delivered to you together with this prospectus. You should read this prospectus and the supplements carefully before you invest.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Petro-Canada is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Petro-Canada prepares its financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to the financial statements of U.S. companies.

        You should be aware that owning these securities may have tax consequences both in the United States and Canada. This prospectus and any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.

        Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Petro-Canada is continued under the laws of Canada, most of its officers and directors and most of the experts named in this prospectus are residents of Canada, and all or a substantial portion of its assets are located outside the United States.

        These debt securities have not been qualified for sale under the securities laws of any province or territory of Canada and are not being and may not be offered or sold, directly or indirectly, in Canada or to any resident of Canada in contravention of the securities laws of any province or territory of Canada.

        There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this prospectus.

The date of this prospectus is November 3, 2004.

ABOUT THIS PROSPECTUS

        In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, references to "Petro-Canada", the "Corporation", "us", "we" or "our" mean Petro-Canada and its subsidiaries, including PC Financial Partnership. References to the "partnership" mean PC Financial Partnership. Unless otherwise specified, all dollar amounts contained in this prospectus and in any prospectus supplement are expressed in Canadian dollars, and references to "dollars", "Cdn$" or "$" are to Canadian dollars and all references to "US$" are to United States dollars. All financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is prepared using generally accepted accounting principles which are in effect from time to time in Canada, which we refer to as "Canadian GAAP". "U.S. GAAP" means generally accepted accounting principles which are in effect from time to time in the United States.

        This prospectus replaces the base shelf prospectus of Petro-Canada dated May 14, 2003.

        This prospectus is part of a registration statement on Form F-9 and Form F-3 relating to the debt securities that Petro-Canada and the partnership filed with the U.S. Securities and Exchange Commission ("SEC"). Under the registration statement, either Petro-Canada or the partnership may, from time to time, sell the debt securities described in this prospectus which may consist of debentures, notes, other types of debt or any combination thereof, in one or more offerings up to an aggregate principal amount of US $1,000,000,000. This prospectus provides you with a general description of the debt securities that Petro-Canada or the partnership may offer. Each time either Petro-Canada or the partnership sells debt securities under the registration statement, it will provide a prospectus supplement that will contain specific information about the terms of that offering of debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information". This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the debt securities.

        Petro-Canada prepares its consolidated financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, Petro-Canada's consolidated financial statements incorporated by reference in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to note 23 to Petro-Canada's annual audited consolidated financial statements as at and for the year ended December 31, 2003 for a discussion of the principal differences between Petro-Canada's financial results calculated under Canadian GAAP and under U.S. GAAP. Note 23 to the consolidated financial statements as at and for the year ended December 31, 2003 includes a significant difference between Canadian GAAP and U.S. GAAP pertaining to the accounting for asset retirement obligations. Under U.S. GAAP, the new accounting for asset retirement obligations was effective January 1, 2003, which resulted in a cumulative effect adjustment charged to net earnings in the 2003 fiscal year. Effective January 1, 2004, Petro-Canada adopted, on a retroactive basis, the accounting for asset retirement obligations under Canadian accounting standards, thereby eliminating this Canadian GAAP and U.S. GAAP difference in 2004 and in future years.

        In this prospectus, natural gas volumes are converted to barrels of oil equivalent using the ratio of six thousand cubic feet of natural gas to one barrel of oil. Natural gas volumes are stated at the official temperature and pressure bases of the areas in which the reserves are located.

WHERE YOU CAN FIND MORE INFORMATION

        Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated in this prospectus by reference may be obtained on request without charge from Petro-Canada's Corporate Secretary at:

    Petro-Canada
    P.O. Box 2844
    150 - 6th Avenue S.W.
    Calgary, Alberta T2P 3E3
    (403) 269-8000
    Attention: Corporate Secretary

        You may also access Petro-Canada's disclosure documents and any reports, statements or other information that Petro-Canada files with the Canadian provincial securities commissions or other similar regulatory authorities through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.

        In addition to Petro-Canada's continuous disclosure obligations under the securities laws of the provinces of Canada, Petro-Canada is subject to the information requirements of the U.S. Securities Exchange Act of 1934 and, in accordance with the Exchange Act, files reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read any document Petro-Canada files with or furnishes to the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information on the public reference room. Petro-Canada's filings since November 4, 2002 are also electronically available from the SEC's EDGAR, as well as from commercial document retrieval services.

        You are invited to read and copy any reports, statements or other information that Petro-Canada files with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. Reports and other information about Petro-Canada should also be available for inspection at the offices of the Toronto Stock Exchange and the New York Stock Exchange.

        The partnership does not intend to file with Canadian securities regulatory authorities separate continuous disclosure information apart from that of Petro-Canada, other than where a material change occurs in the partnership's business, operations or capital that is not a material change in respect of Petro-Canada. We have made an application for an exemption from all remaining continuous disclosure requirements contained within the securities legislation of the Province of Alberta and expect to be granted a decision of the Alberta Securities Commission to that effect. The partnership and Petro-Canada expect such decision to provide in part that the partnership shall be entitled to file, in lieu of such continuous disclosure filings, certain filings of Petro-Canada made with the Alberta Securities Commission.

        Under the multijurisdictional disclosure system adopted by the United States and Canada, Petro-Canada is permitted to incorporate by reference in this prospectus certain information it files with the Alberta Securities Commission (the "ASC"), a commission of authority in the Province of Alberta, Canada, similar to the SEC, which means that Petro-Canada can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Information incorporated by reference must be filed as exhibits to the registration statement on Form F-9 that Petro-Canada has filed with the SEC in connection with the debt securities. Petro-Canada incorporates by reference the documents listed below, which were filed with the ASC and with the SEC:

  •
  Petro-Canada's management proxy circular dated March 4, 2004, excluding the information contained therein under the headings "Executive Compensation—Report on Executive Compensation", "Executive Compensation—Stock Performance Graph" and "Corporate Governance Practices";

  •
  Petro-Canada's annual information form dated March 4, 2004, including the "Management's Discussion and Analysis" information incorporated therein;

  •
  Petro-Canada's audited consolidated financial statements as at and for the years ended December 31, 2003 and 2002, together with the notes thereto and the reports of the auditors thereon; (excluding, for greater certainty, our audited consolidated financial statements as at and for the year ended December 31, 2001, and the report of the auditors thereon insofar as it relates to such statements).

  •
  Petro-Canada's unaudited interim consolidated financial statements as at and for the six months ended June 30, 2004 and June 30, 2003;

  •
  the information contained under the heading "Management's Discussion and Analysis" contained in the Quarterly Report to Shareholders for the six months ended June 30, 2004;

  •
  Petro-Canada's material change report dated May 25, 2004 with respect to its acquisition of a 29.9 percent interest in the Buzzard field in the United Kingdom North Sea;

  •
  Petro-Canada's material change report dated June 9, 2004 with respect to its agreement to acquire all of the outstanding shares of Prima Energy Corporation;

  •
  Petro-Canada's material change report dated June 22, 2004 with respect to its normal course issuer bid; and

  •
  Petro-Canada's material change report dated September 29, 2004 with respect to the completion of the sale by the Government of Canada of its stake in Petro-Canada.

        Any documents of the type referred to in the preceding paragraph, or similar material, including all annual information forms, all information circulars, all financial statements, all material change reports (excluding confidential reports, if any), as well as all prospectus supplements disclosing additional or updated information, filed by Petro-Canada with securities commissions or similar authorities in the relevant provinces of Canada subsequent to the date of this prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-9 of which this prospectus forms a part. In addition, any document filed with or furnished to the SEC by Petro-Canada or the partnership which specifically states that it is intended to be incorporated by reference into either of the registration statements of which this prospectus forms a part shall be deemed to be incorporated by reference into each applicable registration statement.

        Upon a new annual information form and related annual financial statements being filed by Petro-Canada with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, annual financial statements and all interim financial statements, material change reports and management proxy circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities under this prospectus.

        A prospectus supplement containing the specific variable terms of an offering of debt securities will be delivered to purchasers of the applicable debt securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such prospectus supplement but only for the purposes of the offering of the debt securities covered by that prospectus supplement.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference and constitute a part of this prospectus.

        You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this prospectus and that address activities, events or developments that Petro-Canada and the partnership expect or anticipate may or will occur in the future are forward-looking statements. Forward-looking statements contained or incorporated by reference in this prospectus include, but are not limited to, references to:

  •
  future capital and other expenditures (including the amount, nature and sources of funding thereof);

  •
  oil and gas production levels and the sources of their growth;

  •
  shares of production;

  •
  tax and royalty rates;

  •
  oil and gas prices;

  •
  the rate of exchange between Canadian dollars and United States dollars and other foreign currencies;

  •
  interest rates;

  •
  refining and marketing margins;

  •
  demand for refined petroleum products;

  •
  planned construction and expansion of facilities;

  •
  retail site throughputs;

  •
  production capacity;

  •
  pre-production and operating costs;

  •
  reserve estimates and recovery rates;

  •
  reserve life;

  •
  status of, and plans for, the Syrian North and South Middle Area Gas project;

  •
  natural gas export capacity;

  •
  plans for and results of exploration and development activities;

  •
  environmental matters;

  •
  drilling plans;

  •
  acquisition and disposition of resource properties; and

  •
  the dates by which certain areas and facilities will be developed or will come on stream.

        Undue reliance should not be placed on these forward-looking statements, which are based upon Petro-Canada's and the partnership's assumptions and are subject to known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those estimated or projected and expressed in or implied by such statements. Such factors include, but are not limited to:

  •
  general economic, market and business conditions;

  •
  industry capacity;

  •
  competitive action by other companies;

  •
  fluctuations in oil and gas prices;

  •
  refining and marketing margins;

  •
  the ability to produce and transport crude oil and natural gas to markets;

  •
  the results of exploration and development drilling and related activities;

  •
  reservoir performance and operating facility reliability;

  •
  fluctuation in foreign currency exchange rates and interest rates;

  •
  the ability of suppliers to meet commitments;

  •
  actions by governmental authorities including increases in taxes;

  •
  political or geopolitical changes;

  •
  decisions or approvals of administrative tribunals;

  •
  changes in environmental and other regulations;

  •
  the availability of capital markets;

  •
  war or terrorist attacks;

  •
  risks attendant with oil and gas operations; and

  •
  other factors, many of which are beyond Petro-Canada's and the partnership's control.

        These and additional factors are described in more detail in our management's discussion and analysis of financial condition and results of operations in our annual information form dated March 4, 2004, filed with the securities commissions or similar authorities in the provinces of Canada and incorporated by reference in this prospectus. Neither Petro-Canada nor the partnership undertakes any obligation to update publicly or revise any forward-looking statements contained in this prospectus, and such statements are expressly qualified by this cautionary statement. You should also carefully consider the matters discussed under "Risk Factors" in this prospectus.

PETRO-CANADA

        We are an integrated oil and gas company, a leader in the Canadian petroleum industry, with a portfolio of businesses spanning both the upstream and downstream sectors of the industry. In the upstream sector, we explore for, develop, produce and market crude oil and natural gas in Canada and internationally. Our downstream sector refines crude oil and other feedstocks and markets and distributes petroleum products and related goods and services, primarily in Canada but with some international marketing, especially for lubricants. Our core businesses are North American Natural Gas, East Coast Oil, Oil Sands, International and Downstream, each of which is discussed in the documents incorporated by reference.

        Petro-Canada is organized under the Canada Business Corporations Act. Petro-Canada's common shares are listed on the Toronto Stock Exchange under the trading symbol "PCA" and on the New York Stock Exchange under the trading symbol "PCZ". The Corporation's registered and principal executive office is located at 150 - 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3. Telephone: (403) 296-8000.

PC FINANCIAL PARTNERSHIP

        The partnership was formed in 2004 as a general partnership under the laws of the State of Delaware. The partners of the partnership are Petro-Canada (which holds a 99.9 percent interest) and a wholly-owned subsidiary of Petro-Canada (which holds a 0.1 percent interest). Currently, the partnership has no independent operations, and its primary purpose is the financing of other subsidiaries or affiliates of Petro-Canada in the United States. The partnership does not have any current plans to have other operations. The partnership does not expect to make any annual or other reports publicly available.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement relating to a series of debt securities, we will use the net proceeds Petro-Canada or the partnership receives from the sale of the debt securities for general corporate purposes relating to our operations in North America, South America and Europe, which may include financing our capital expenditure program and working capital requirements. We may also use such proceeds for the repayment of debt and the financing of acquisitions. The amount of net proceeds to be used for any such purpose will be provided in the applicable prospectus supplement. We may invest funds that we do not immediately require in short-term marketable securities. We may, from time to time, issue debt instruments and incur additional debt other than through the issuance of debt securities under this prospectus.

INTEREST COVERAGE

        The following consolidated interest coverage ratios are calculated for the 12 months ended December 31, 2003 and June 30, 2004 based on audited, in the case of December 31, 2003 and unaudited, in the case of June 30, 2004, Canadian GAAP financial information. These interest coverage ratios do not give effect to the issuance of securities that may be issued pursuant to this prospectus and any prospectus supplement, since the aggregate principal amounts and the terms of such securities are not known at present. The interest coverage ratios give effect to the issuance of all of our debt and repayment or redemption thereof as of that date and do not purport to be indicative of interest coverage ratios for any future periods.

12 Months Ended
	June 30, 2004 Actual	December 31, 2003(3) Actual
Interest coverage on debt:
Earnings(1)	16.8 times	16.7 times
Cash flow(2)	28.4 times	25.4 times

Notes:

(1)
Interest coverage on debt on an earnings basis is equal to net earnings before interest expense and income taxes divided by interest expenditures (interest expense plus capitalized interest).

(2)
Interest coverage on debt on a cash flow basis is equal to cash flow (which is expressed before changes in non-cash working capital) before interest expense and current income taxes divided by interest expenditures (interest expense plus capitalized interest). We use cash flow to analyze our operating performance, leverage and liquidity. Cash flow does not have any standardized meaning prescribed by Canadian GAAP and therefore it may not be comparable with the calculation of similar measures for other companies. Cash flow is not intended to represent our operating cash flows or operating profits for the period nor should it be viewed as an alternative to cash flow from operating activities, net earnings or other measures of financial performance calculated in accordance with Canadian GAAP. The following provides a reconciliation of cash flow from cash flow from operating activities:

	12 Months Ended
	June 30, 2004 Actual	December 31, 2003 Actual
	(in millions)
Cash flow from operating activities	$3,420	$3,208
Increase (decrease) in non-cash working capital relating to operating activities and other	(107)	164

Cash flow	$3,313	$3,372

(3)
The consolidated financial information as at and for the year ended December 31, 2003 has not been restated to reflect the retroactive adoption of the new standard of the Canadian Institute of Chartered Accountants on accounting for asset retirement obligations. Under the new standard effective January 1, 2004, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, and amounts recorded for the related asset are increased by the amount of these liabilities. Over time the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated over the useful lives of the related assets. Asset retirement obligations are not recorded for those assets which have an indeterminate useful life. In determining the fair value of the asset retirement obligations, the estimated cash flows have been discounted at 6.5 percent. Had the consolidated financial information been restated to reflect this new standard, net earnings would decrease by $19 million for the year ended December 31, 2003. This change in accounting for asset retirement obligations would not have a material impact on the interest coverage ratio on an earnings basis and would not impact the interest coverage ratio on a cash flow basis.

        Our interest expenditures (interest expense plus capitalized interest) amounted to $174 million and $189 million for the 12 months ended June 30, 2004 and December 31, 2003, respectively. Included in interest expenditures are capitalized interest amounts of $10 million and $7 million for the 12 months ended June 30, 2004 and December 31, 2003, respectively. Our earnings before interest expense and income taxes for the 12 months ended June 30, 2004 and December 31, 2003 were $2,916 million and

$3,157 million, respectively. Our cash flow before interest expense and current income taxes for the 12 months ended June 30, 2004 and December 31, 2003 were $4,947 million and $4,801 million, respectively.

        If we offer debt securities having a term to maturity in excess of one year under this prospectus and a prospectus supplement, the prospectus supplement will include interest coverage ratios giving effect to the issuance of such securities.

DESCRIPTION OF DEBT SECURITIES

        The following describes certain general terms and provisions of the debt securities. We will provide the particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below apply to that series in a prospectus supplement. The prospectus supplement will identify whether the debt securities are being issued by Petro-Canada or the partnership. If the debt securities are to be offered by the partnership they will be fully and unconditionally guaranteed by Petro-Canada. Accordingly, for a description of the terms of a particular series of debt securities, you must refer to both the applicable prospectus supplement relating to the series and the description of the debt securities set forth in this prospectus.

        In this section, unless the context otherwise indicates, "Petro-Canada" refers only to Petro-Canada and not any of its subsidiaries or interests in partnerships and other entities. References to the "partnership" mean PC Financial Partnership. References to "we", "us" or "our" mean, with respect to any particular series of debt securities, whichever of Petro-Canada or the partnership is issuing the debt securities described in the relevant prospectus supplement to this prospectus and, in the case of a series of debt securities issued by the partnership, includes Petro-Canada as guarantor of the debt securities where the context requires.

        The debt securities will be issued under an indenture (the "Indenture") to be entered into between Petro-Canada, the partnership and The Bank of New York, as trustee (the "Trustee"). The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following is a summary of the Indenture which sets forth certain general terms and provisions of the debt securities and is not intended to be complete. For a more complete description, including the definition of capitalized terms used but not defined in this summary, you should refer to the Indenture. Whenever we refer in this summary to particular provisions of the Indenture, those provisions are qualified in their entirety by reference to the Indenture. It is the Indenture, and not this summary, that governs the rights of holders of debt securities.

        Offerings of debt securities under this prospectus are not the only way Petro-Canada or the partnership may issue debt securities or incur additional indebtedness. Either Petro-Canada or the partnership may do so in any other way.

General

        The Indenture does not limit the aggregate principal amount of debt securities (which may include debentures, notes and other evidences of indebtedness) that may be issued under the Indenture and does not limit the amount of other indebtedness that Petro-Canada or the partnership may incur. The Indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in US dollars or any other currency. Unless otherwise indicated in an applicable prospectus supplement, the debt securities will be unsecured obligations. The debt securities offered pursuant to this prospectus will be issued in an aggregate principal amount of up to US $1 billion or the equivalent in a foreign currency. The Indenture also permits us to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

        In addition to identifying which of Petro-Canada or the partnership is issuing the debt securities, the applicable prospectus supplement will describe the specific terms of the particular series of debt securities being offered, which may include, but is not limited to, any of the following:

  •
  the title and the aggregate principal amount of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities of such series;

  •
  the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of, and premium, if any, on the debt securities will be payable and the portion (if less than the principal amount) to be payable upon a declaration of acceleration of maturity;

  •
  the rate or rates (whether fixed or variable) at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue and on which such interest will be payable and the regular record date or dates for the payment of interest on the debt securities in registered form, or the method by which such date or dates will be determined;

  •
  the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

  •
  the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the debt securities may be redeemed or purchased, in whole or in part, by us;

  •
  the terms and conditions upon which you may redeem the debt securities prior to maturity and the price or prices at which and the currency in which the debt securities are payable;

  •
  the terms, if any, on which the debt securities may be converted or exchanged for other of our debt securities or debt securities of other entities;

  •
  whether payment of the debt securities will be guaranteed by any other person;

  •
  the extent and manner, if any, in which payment on or in respect of the debt securities will be secured, or will rank senior, or will be subordinated to the prior payment of our other liabilities and obligations;

  •
  whether the series of debt securities will be issuable in the form of one or more global securities and, if so, the identity of the depository for the global securities;

  •
  any applicable Canadian and U.S. federal income tax consequences;

  •
  the terms and conditions of any sinking fund or analogous provisions;

  •
  whether the debt securities may be issued bearing no interest or at a discount below their stated principal amount, and special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes;

  •
  whether the debt securities are to be registered securities, bearer securities (with or without coupons) or both;

  •
  if other than denominations of US $1,000 and any integral multiple thereof, the denomination or denominations in which any definitive securities of the series shall be issuable and, if other than the denomination of US $1,000, the denomination or denominations in which any bearer debt securities of the series shall be issuable;

  •
  if other than US dollars, the currency or currency unit in which the debt securities are denominated or in which currency payment of the principal of, and premium, if any, or interest, if any, on such debt securities will be payable;

  •
  any index formula or other method used to determine the amount of payments of principal of, and premium, if any, or interest, if any, on the debt securities;

  •
  whether and under what circumstances we will be required to pay any Additional Amounts (defined below under "Additional Amounts") for withholding or deduction for Canadian taxes with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the Additional Amounts; and

  •
  any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of the debt securities including covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

        Unless otherwise indicated in a prospectus supplement, the Indenture does not afford holders of the debt securities the right to tender such debt securities to us for repurchase in the event we have a change in control.

Guarantee

        Petro-Canada will fully and unconditionally guarantee the due and punctual payment of the principal of and premium, if any, interest and any Additional Amounts on any debt securities issued by the partnership when they become due and payable, whether at maturity, by declaration or acceleration or otherwise.

Ranking and Other Indebtedness

        Unless otherwise indicated in any applicable prospectus supplement, any debt securities issued by Petro-Canada and the guarantees of Petro-Canada applicable to any debt securities issued by the partnership, will be unsecured and unsubordinated obligations of Petro-Canada, will rank equally and ratably among themselves and with all of the other unsecured and unsubordinated indebtedness of Petro-Canada from time to time outstanding and will be effectively subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Petro-Canada's subsidiaries, partnerships and other entities. We will specify in a prospectus supplement at the time we issue a series of debt securities the amount of the then existing liabilities, including trade payables and other indebtedness, of Petro-Canada and its subsidiaries, partnerships and other entities.

        Unless otherwise indicated in any applicable prospectus supplement, any debt securities issued by the partnership will be unsecured and unsubordinated obligations of the partnership and will rank equally and ratably among themselves and with all of the other unsecured and unsubordinated indebtedness of the partnership from time to time outstanding.

Debt Securities in Global Form

        Unless otherwise indicated in a prospectus supplement, a series of the debt securities will be issued in global form as one or more "global securities" and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

        The specific terms of the depositary arrangement with respect to any series or portion of a series of the debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

        Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the global security to the accounts of such persons, designated as "participants", having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered or sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to beneficial interests of persons other than participants).

        So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

        The laws of some states in the United States require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These depositary arrangements and these laws may impair the ability to transfer beneficial interests in a global security.

        Any payments of principal, and premium, if any, and interest, if any, on a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the Trustee or any paying agent for the debt securities represented by the global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, and premium, if any, or interest, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

        If a depositary for a global security representing a particular series of the debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of debt securities in definitive form in exchange for the global security representing such series of debt securities.

Debt Securities in Definitive Form

        If indicated in a prospectus supplement, the debt securities may be issued in definitive form without coupons or in bearer form with or without coupons, or in both forms. Debt securities in definitive form may be presented for exchange and for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the Indenture and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection therewith. We have initially appointed the Trustee as security registrar. Debt securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

        Unless otherwise indicated in a prospectus supplement, payment of principal, and premium, if any, and interest on any debt securities in definitive form will be made at the office or agency of the Trustee, at 101 Barclay Street, 21W, New York, New York 10286, or at our option we can pay principal and any premium and interest on the debt securities by (1) check mailed or delivered to the address of the person entitled to receive payments appearing in the security register of the Trustee or (2) wire transfer to an account in the United States of the person entitled to receive payments if such person is a holder of US $1 million or more in aggregate principal amount of the debt securities of a particular series.

Covenants

Limitation on Liens

        The Indenture includes a covenant of Petro-Canada to the effect that, so long as any debt securities are outstanding and subject to all the provisions of the Indenture, Petro-Canada will not, and will not permit any Restricted Subsidiary to, create, assume or otherwise have outstanding any Security Interest in, on or over any of its or their interest in any Restricted Property, present or future, securing any Debt of any person, other than Permitted Encumbrances, unless at the time thereof or prior thereto the debt securities then outstanding under the Indenture are equally and ratably secured with such Debt.

Limitation on Sale and Leaseback Transactions

        Petro-Canada will not, nor will it permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Restricted Property owned by Petro-Canada or any Subsidiary on the Issue Date unless:

  (i)
  such transaction involves a lease or right to possession or use for a temporary period not to exceed three years following such sale, and such lease does not create or evidence a Capital Lease Obligation; or

  (ii)
  Petro-Canada or such Subsidiary would, on the effective date of such transaction, be entitled to issue, assume or guarantee Debt secured by a Security Interest on such property at least equal in amount to the Attributable Debt in respect thereof, without equally and ratably securing the debt securities then outstanding, as set forth under the "Limitation on Liens" covenant described above; or

  (iii)
  if the proceeds of such sale (A) are equal to or greater than the fair market value (as determined by any two of the following: the Chairman, the President, any Vice President, the Treasurer and the Controller of Petro-Canada) of such property and (B) are applied within 270 days after the receipt of such proceeds, directly or indirectly, to either (i) the purchase, acquisition or construction of Restricted Property to be used in the operation of the business of Petro-Canada or any of its Restricted Subsidiaries or (ii) the repayment of Funded Debt (including debt securities then outstanding) of Petro-Canada or any of its Restricted Subsidiaries ranking equally and ratably with the debt securities then outstanding. For purposes of the Indenture, any Restricted Property purchased, acquired or constructed pursuant to clause (B)(i) of this paragraph, will be deemed to have been purchased, acquired or constructed prior to the Issue Date.

        The preceding restrictions shall not apply to any Sale and Leaseback Transaction between Petro-Canada and its Restricted Subsidiaries or between Restricted Subsidiaries of Petro-Canada.

Consolidation, Amalgamation, Merger and Sale of Assets

        The Indenture includes a covenant of Petro-Canada and, so long as it has debt securities outstanding under the Indenture, the partnership to the effect that it may not consolidate or amalgamate with or merge into or enter into any statutory arrangement with any other corporation, or, directly or indirectly, convey, transfer or lease all or substantially all of its property to any person, unless:

  •
  the entity formed by or continuing from such consolidation or amalgamation or into which Petro-Canada or the partnership, as the case may be, is merged or with which it enters into such arrangement, or the person which acquires or leases all or substantially all of the property of Petro-Canada or the partnership, as the case may be, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, the laws of Canada or any province or territory thereof, or, if such consolidation, amalgamation, merger, arrangement or other transaction would not impair the rights of holders of the debt securities, in any other jurisdiction, provided that, if such successor entity is organized under the laws of a jurisdiction other than Canada or the United States, the successor entity assumes the obligations of Petro-Canada or the partnership, as applicable, under the debt securities and the Indenture to pay Additional Amounts, substituting the name of such successor jurisdiction for Canada in each place that Canada appears in "—Additional Amounts", below and submits to the jurisdiction of U.S. federal and state courts in the manner and to the extent provided in the Indenture;

  •
  the successor entity expressly assumes or assumes by operation of law all of Petro-Canada's and, if applicable, the partnership's obligations under the debt securities and under the Indenture (including, in the case of any such successor to Petro-Canada, its obligations under any guarantee of any debt securities issued by the partnership); and

  •
  immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

        If, as a result of any such transaction, any Restricted Property of Petro-Canada or any Restricted Subsidiary becomes subject to a Security Interest, then, unless such Security Interest is a Security Interest that Petro-Canada could have outstanding or could permit a Restricted Subsidiary to have outstanding pursuant to the Indenture provisions described under the "Limitation on Liens" covenant above without equally and ratably securing the debt securities, Petro-Canada, simultaneously with or prior to such transaction, will cause the debt securities to be secured equally and ratably with or prior to the Debt secured by such Security Interest.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

        "Attributable Debt" means, at the time of determination, the then present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Capital Lease Obligation" means the obligation of a person, as lessee, to pay rent or other amounts to the lessor under a lease of property which is required to be classified and accounted for as a capital lease on the consolidated balance sheet of such person in accordance with GAAP.

        "Consolidated Net Tangible Assets" means the total amount of assets as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of Petro-Canada and computed in accordance with GAAP, including investments in unconsolidated subsidiaries, after deducting therefrom:

  •
  all current liabilities (excluding any current liabilities constituting Funded Debt by reason of their being renewable or extendible);

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles; and

  •
  appropriate adjustments on account of minority interests of other persons holding stock of a Subsidiary.

        "costs of abandonment" means the costs and expenses incurred in the plugging and abandonment of wells and the decommissioning or removal of structures or Facilities located on an oil, gas or other mineral property (including an oil sands property), and the reclamation and clean-up of such property and related Facilities, interests and surrounding lands whether or not owned by Petro-Canada or any of its Restricted Subsidiaries.

        "Current Assets" means current assets as determined in accordance with GAAP.

        "Debt" means all items which, in accordance with GAAP, would be recorded as debt in the consolidated financial statements of any person, and in any event including (without duplication):

  •
  any obligation for borrowed money including reimbursement obligations with respect to bankers' acceptances or similar facilities;

  •
  any obligation evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  any Capital Lease Obligation;

  •
  any reimbursement obligation with respect to letters of credit issued to secure the payment of any Debt of any person;

  •
  any payment obligation under Financial Instrument Obligations; and

  •
  any guarantee of Debt of another person.

        "Facilities" means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities; flares, stacks and burning towers; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

        "Financial Instrument Obligations" means obligations arising under:

  •
  interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

  •
  currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

  •
  commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

        "Funded Debt" means all Debt which, by its terms, matures more than 12 months from the date such Debt was incurred, or having a maturity of less than 12 months but by its terms being renewable or extendable, at the sole option of the obligor, beyond 12 months from the date such Debt was incurred.

        "GAAP" means generally accepted accounting principles in Canada in effect from time to time, unless Petro-Canada's most recent audited or quarterly unaudited financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case GAAP shall mean generally accepted accounting principles in the United States in effect from time to time.

        "Issue Date" means the date that any series of debt securities is first issued under the Indenture.

        "Non-Recourse Debt" means at any time Debt incurred to provide funds for or otherwise finance (directly or indirectly) (i) the purchase price or other acquisition cost of any property not owned by Petro-Canada or a Subsidiary on the Issue Date, or (ii) costs and expenses incurred after the Issue Date for the construction, development or installation of, or improvements to, any property, or (iii) the costs and expenses incurred after the Issue Date in connection with acquisition, surveying, exploration, drilling, development, extraction, operation or production relating to or arising in connection with any oil, gas or other mineral property (including oil sands property), including costs incurred for the construction, alteration, repair, improvement or operation of any and all Facilities relating to such property, or to projects, ventures or other arrangements of which such property forms a part or which relate to such property, whether or not such Facilities are in whole or in part located (or from time to time located) at or on such property, and all related costs of abandonment, provided that at such time the recourse of the lender thereof (including any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such Debt is limited in all circumstances to (A) the property that is the subject of the acquisition, construction, development or other relevant activities referred to in clauses (i), (ii) or (iii) above, and to the receivables, inventory, equipment, chattel payables, contracts, intangibles and other assets, rights or collateral connected with such property and the proceeds thereof, and (B) in the case of any Debt referred to in clause (iii), any contiguous or associated oil, gas or mineral properties (including oil sands properties) and any Facilities or other property used or to be used in connection with any such oil, gas or mineral properties (including oil sands properties), whether or not such Facilities are located (or located from time to time) at or on such property, other than recourse (which shall be on an unsecured basis) against the other property of Petro-Canada or any Subsidiary for a breach of representations and warranties or non-financial covenants made by such person in connection with such Debt to the extent such representations and warranties or non-financial covenants are customarily given in similar type financings.

        "Permitted Encumbrances" means:

  •
  any Security Interest existing as of the Issue Date;

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  any Security Interest existing on the property of any person when such person becomes a Restricted Subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such person becoming a Restricted Subsidiary;

  •
  any Security Interest on the property of any person which Security Interest exists at the time such person is merged into or amalgamated or consolidated with Petro-Canada or a Restricted Subsidiary, or such property is otherwise acquired by Petro-Canada or a Restricted Subsidiary (including by way of lease), provided that such Security Interest does not extend to property owned by Petro-Canada or a Restricted Subsidiary prior to such merger, amalgamation, consolidation or acquisition;

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  any Security Interest on property acquired by Petro-Canada or a Restricted Subsidiary after the Issue Date given in connection with a Capital Lease Obligation;

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  any Security Interest given in connection with a Sale and Leaseback Transaction permitted by clause (iii) of the "Limitation on Sale and Leaseback Transactions" set out above;

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  any Security Interest in favor of Petro-Canada, any Restricted Subsidiary or any wholly-owned Subsidiary;

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  any Security Interest in Current Assets given to secure any Debt repayable on demand or maturing, including any right of extension or renewal, within 12 months after the date such Debt is incurred;

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  any Security Interest granted (i) on cash or securities issued by the United States or Canada or any agency or instrumentality of the United States or Canada or any state or province thereof, as the case may be, or (ii) in the ordinary course of business, in either case in connection with Financial Instrument Obligations;

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  any Security Interest in any Restricted Property in favor of any federal government or any province, state or territory thereof or any municipality therein or any political subdivision, department, agency or instrumentality of any of them to secure the performance of any covenant or obligation to or in favor of or entered into at the request of such authorities where such security is required pursuant to any contract, statute or regulation or with respect to any franchise, grant, license or permit (including related to periodic payments in connection therewith) or arises by operation of law and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands held by us under government permits, leases or grants, provided that such Security Interest is not given in connection with borrowed money;

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  any Security Interest in any oil, gas or other mineral property or products derived from such property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transportation, storage or distribution of, such property or the products derived from such property, provided that such Security Interest is not given in connection with borrowed money;

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  any Security Interest arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, utilization and pooling designations, declarations, orders and agreements, joint venture agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other similar agreements which are customary in the oil and natural gas business, provided that such Security Interest is (i) limited to the assets that are the subject of the relevant agreement and the proceeds of such assets, and (ii) not given in connection with borrowed money;

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  any Security Interest (i) securing the purchase price or other acquisition cost of any property not owned by Petro-Canada or a Subsidiary on the Issue Date, or (ii) securing costs and expenses incurred after the Issue Date for the construction, development or installation of, or improvements to, any property, or (iii) securing the costs and expenses incurred after the Issue Date in connection with surveying, exploration, drilling, development, extraction, operation or production relating to or arising in connection with any oil, gas or other mineral property (including oil sands property) or with the acquisition thereof, including costs incurred for the acquisition, construction, alteration, repair, improvement or operation of any and all Facilities relating to such property, or to projects, ventures or other arrangements of which such property forms a part or which relate to such property, whether or not such Facilities are in whole or in part located (or from time to time located) at or on such property, and all related costs of abandonment, or (iv) securing Debt created, issued, incurred or assumed by Petro-Canada or any of its Subsidiaries to provide funds for, or otherwise finance (directly or indirectly), the activities set forth in clauses (i), (ii) and (iii) above, if such Debt is incurred prior to, during or within two years after the completion of acquisition, construction, development or the other relevant activities referred to in clauses (i), (ii) or (iii) above and does not exceed the cost of such acquisition, construction, development or other activities, as applicable; provided, however, that any such Security Interest shall be limited to (A) the property that is the subject of the acquisition, construction, development or other relevant activities referred to in clauses (i), (ii) or (iii) above, and to the receivables, inventory, equipment, chattel payables, contracts, intangibles and other assets, rights or collateral connected with such property and the proceeds thereof, and (B) in the case of any Security Interest referred to in clause (iii), any contiguous or associated oil, gas or mineral properties (including oil sands properties) and any Facilities or other property, in each case, used or to be used in connection with any such oil, gas or mineral properties (including oil sands properties), whether or not such Facilities are located (or located from time to time) at or on such property;

  •
  any Security Interest on cash or securities deposited with a trustee or collateral agent to defease Debt secured by such Security Interest;

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  any Security Interest arising by reason of (i) any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired, or (ii) any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against Petro-Canada or any Subsidiary, or in connection with other proceedings or actions at law or in equity by or against Petro-Canada or any Subsidiary, provided that such Security Interest is not given in connection with borrowed money;

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  any Security Interest referred to in the foregoing clauses or this clause securing any extension, renewal, alteration or replacement of all or part of any Debt secured by such Security Interest, provided that:

  •
  the principal amount of such Debt is not increased by an amount exceeding the cost of such extension, renewal, alteration or replacement, including but not limited to all fees and expenses incurred in connection therewith, and

  •
  the Security Interest is limited to all or part of the property which secured the Debt prior to it being extended, renewed, altered or replaced, plus improvements on such property and the proceeds thereof and all rights associated therewith; and

  •
  any Security Interest that would otherwise be prohibited, provided that the aggregate of all Debt outstanding and secured under this clause and all Attributable Debt in respect of Sale and Leaseback Transactions entered into after the Issue Date which were permitted under the Indenture solely by clause (ii) of the "Limitation on Sale and Leaseback Transactions" covenant described above does not (calculated at the time of the granting of the Security Interest) exceed an amount equal to 10 percent of Consolidated Net Tangible Assets.

        Any transaction consisting of the sale (including any forward sale) or other transfer of oil, gas or other minerals, whether in place or when produced, for a period of time until, or in amount such that, the purchaser will realize a specified amount of money or minerals or any other interest in property (commonly characterized as a "production payment"), will not constitute a Security Interest and will not result in Petro-Canada or a Restricted Subsidiary being required to secure the debt securities.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "property" means all assets and property, both real and personal, of any person.

        "Restricted Property" means any oil, gas or mineral property of a primary nature located in the United States, Canada or the United Kingdom, and any facilities located in the United States, Canada or the United Kingdom directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof, and includes Voting Shares or other interests of a Restricted Subsidiary which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of hydrocarbons or minerals or products derived therefrom, (ii) any property which, in the opinion of Petro-Canada's board of directors, is not materially important to the total business conducted by Petro-Canada and its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of Petro-Canada's board of directors, is not materially important to the use or operation of such property.

        "Restricted Subsidiary" means, on any date, any Subsidiary of Petro-Canada which owns at the time Restricted Property; provided, however, such term shall not include a Subsidiary of Petro-Canada if the amount of Petro-Canada's share of Shareholders' Equity of such Subsidiary constitutes, at the time of determination, less than 2 percent of Petro-Canada's Consolidated Net Tangible Assets.

        "Sale and Leaseback Transaction" means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by Petro-Canada or a Restricted Subsidiary of any property owned by Petro-Canada or any Subsidiary on the Issue Date.

        "Security Interest" means any security by way of an assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not, but not including any security interest in respect of a lease which does not create or evidence a Capital Lease Obligation or any encumbrance that may be deemed to arise solely as a result of entering into an agreement not in violation of the Indenture to sell or otherwise transfer property.

        "Shareholders' Equity" means shareholders' equity of Petro-Canada as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of Petro-Canada and computed in accordance with GAAP.

        "Significant Subsidiary" means a Restricted Subsidiary that constitutes a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X of the Exchange Act.

        "Subsidiary" means any corporation or other person of which Voting Shares or other interests carrying more than 50 percent of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by Petro-Canada or by one or more Subsidiaries of Petro-Canada, or by Petro-Canada and one or more Subsidiaries of Petro-Canada.

        "Voting Shares" means shares of any class of a corporation having under all circumstances the right to vote for the election of the directors of such corporation, provided that, for the purpose of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares whether or not such event shall have happened.

Additional Amounts

        Unless otherwise specified in a prospectus supplement, all payments made by us under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Canadian Taxes"), unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the debt securities, we will pay to each holder of such debt securities as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a debt securities holder (such holder, an "Excluded Holder") in respect of the beneficial owner thereof:

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  with which we do not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

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  which is subject to such Canadian Taxes by reason of the holder of the debt securities being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of debt securities or the receipt of payments thereunder;

  •
  which is subject to such Canadian Taxes by reason of the holder's failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

  •
  which by reason of the legal nature of the holder of the debt securities is disentitled to the benefit of an applicable treaty between the Government of Canada and the government of the holder's country of residence.

        We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        We will furnish to the holders of the debt securities, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by us.

        We will indemnify and hold harmless each holder of debt securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount, excluding any payment of Additional Amounts by us, of:

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  any Canadian Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the debt securities;

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  any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

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  any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points,

but excluding any such Canadian Taxes on such holder's net income.

        Wherever in the Indenture there is mentioned, in any context, the payment of principal, and premium, if any, interest or any other amount payable under or with respect to a debt security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

        Unless otherwise specified in a prospectus supplement, a series of debt securities will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if we (or our successor) determine that (i) as a result of (A) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of Canada (or our successor's jurisdiction of organization) or of any political subdivision or taxing authority thereof or therein, as applicable, or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), which amendment or change is announced or becomes effective on or after the date specified in the applicable prospectus supplement (or the date a party organized in a jurisdiction other than Canada or the United States becomes our successor), we have or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any debt security of such series as described under "Additional Amounts", or (ii) on or after the date specified in the applicable prospectus supplement (or the date a party organized in a jurisdiction other than Canada or the United States becomes our successor), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or our successor's jurisdiction of organization) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series and, in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us.

        In the event that we elect to redeem a series of the debt securities pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the Trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem such series of the debt securities pursuant to their terms.

        Notice of intention to redeem such series of our debt securities will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

        Petro-Canada and the partnership, if the partnership is required separately to file or furnish any information, documents and other reports with the SEC, will furnish to the Trustee, within 30 days after it files them with or furnishes them to the SEC, copies (which may be electronic copies) of its annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which it is required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

        In the event that neither Petro-Canada nor the partnership remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Petro-Canada will continue to furnish to the Trustee:

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  within the time periods required for the filing of annual information forms and annual financial statements (or similar annual filings) by the Canadian securities regulatory authorities, the information required to be provided or incorporated by reference in an annual information form, annual financial statement or similar annual filing under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not Petro-Canada or the partnership has any of its securities listed on such exchange; and

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  within the time periods required for the filing of quarterly reports by the Canadian securities regulatory authorities, the information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not it has any of its securities listed on such exchange.

Events of Default

        Unless otherwise provided in a prospectus supplement, the following are summaries of events with respect to any series of our debt securities which will constitute an event of default with respect to the debt securities of that series:

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  default in the payment of the principal of, or premium, if any, on, any debt security of such series when it becomes due and payable;

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  default in the payment of any interest on any debt security of such series, when it becomes due and payable, and continuance of such default for a period of 30 days;

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  default in observing or performing any of the covenants described above under "Consolidation, Amalgamation, Merger and Sale of Assets", and continuance of such default for a period of 15 days;

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  default in the performance, or breach, of any other applicable covenant or warranty of the issuer of the series of debt securities (or, in the case of debt securities issued by the partnership, of any other applicable covenant or warranty of Petro-Canada) in the Indenture, and continuance of such default or breach for a period of 90 days after written notice has been given to us by the

    Trustee or by the holders of at least 25 percent in principal amount of all outstanding debt securities of any series affected thereby;

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  default in the performance of any covenant of Petro-Canada, any Restricted Subsidiary or, so long as it has debt securities outstanding under the Indenture, the partnership contained in any instrument (other than the Indenture) under which Debt (other than Non-Recourse Debt) is created or issued if such Debt has an outstanding principal amount in excess of the greater of US $75 million and 2 percent of Shareholders' Equity at the time of default and the holders of such Debt, or a trustee, if any, for those holders, declare such Debt to be due and payable prior to the stated maturity of such Debt, and such acceleration shall not be rescinded or annulled, or such default shall not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated Debt within a period of seven days after such Debt has been accelerated (or, if such acceleration is the result of an event of default which is not related to the failure to pay principal or interest, within 30 days after such Debt has been accelerated);

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  certain events in bankruptcy, insolvency, assignment for the benefit of creditors or analogous process relating to Petro-Canada any Significant Subsidiary of Petro-Canada or, so long as it has debt securities outstanding under the Indenture, the partnership, all as described in the Indenture; or

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  any other events of default provided with respect to debt securities of that series.

        If an event of default occurs and is continuing with respect to debt securities of any series, unless the principal of all of the debt securities of that series shall have already become due and payable, the Trustee may, in its discretion, and shall upon request in writing made by the holders of not less than 25 percent in aggregate principal amount of all outstanding debt securities affected by such event of default, declare the principal of, and premium, if any, on, all the outstanding debt securities of that series and the interest accrued thereon and all other money, if any, owing under the provisions of the Indenture in respect of those debt securities, to be immediately due and payable.

        Subject to certain conditions contained in the Indenture, the holders of a majority of the principal amount of the outstanding debt securities of the affected series can rescind this accelerated payment requirement.

        Subject to certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of all series affected by such event of default.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

  •
  such holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of such series affected by such event of default;

  •
  the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of those series (voting as one class) affected by such event of default have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and

  •
  the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of those series affected by such event of default a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such above-mentioned limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

        The Indenture requires that we annually furnish to the Trustee a statement by certain of our officers, to the best of their knowledge, as to whether or not Petro-Canada and if it has issued any debt securities under the Indenture the partnership, is in compliance with all conditions and covenants of the Indenture and, if not, specifying all such known defaults. We will also be required under the Indenture to notify the Trustee as soon as practicable upon becoming aware of any event of default.

Defeasance

        Unless otherwise specified in the applicable prospectus supplement, the Indenture provides that, at our option, we will be discharged from any and all obligations in respect of the outstanding debt securities of any series upon irrevocable deposit with the Trustee, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants to pay the principal of and premium, if any, and each instalment of interest on the outstanding debt securities of such series ("Defeasance") (except with respect to the authentication, transfer, exchange or replacement of our debt securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if, among other things:

  •
  we have delivered to the Trustee an opinion of counsel in the United States stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

  •
  we have delivered to the Trustee an opinion of counsel in Canada or a ruling from Canada Customs and Revenue Agency to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities of such series include holders who are not resident in Canada);

  •
  we are not an "insolvent person" within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit or at any time during the period ending on the 91st day following such deposit; and

  •
  no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default, shall have occurred and be continuing on the date of such deposit.

        We may exercise our Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the Defeasance option.

        The Indenture provides that, at our option, unless and until we have exercised our Defeasance option described in the preceding paragraph, we may omit to comply with the "Limitation on Liens," "Consolidation, Amalgamation, Merger and Sale of Assets" and "Limitation on Sale and Leaseback

Transactions" covenants and certain other covenants and such omission shall not be deemed to be an event of default under the Indenture upon irrevocable deposit with the Trustee, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding debt securities ("Covenant Defeasance"). If we exercise our Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the events of default with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

  •
  we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  •
  we have delivered to the Trustee an opinion of counsel in Canada or a ruling from Canada Customs and Revenue Agency to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of our outstanding debt securities include holders who are not resident in Canada);

  •
  we are not an "insolvent person" within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit or at any time during the period ending on the 91st day following such deposit; and

  •
  no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default, shall have occurred and be continuing on the date of such deposit.

Modification and Waiver

        Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the Indenture affected by such modification or amendment (voting as one class); provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series:

  •
  change the stated maturity of the principal of, or extend the scheduled time of payment of any installment of interest, if any, on any debt security;

  •
  reduce the principal amount of, or premium, if any, or interest rate, if any, on any debt security;

  •
  change the place of payment;

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  change the currency of payment of principal of, or premium, if any, or interest, if any, on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of Indenture provisions or for waiver of compliance with provisions of the Indenture or for waiver of defaults; or

  •
  modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified in the Indenture.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or of all affected series, as the case may be) may on behalf of the holders of all debt securities of such series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of outstanding debt securities of any series (or of all affected series, as the case may be) may waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of, or premium, if any, and interest, if any, on any debt security of such series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

        The Indenture or the debt securities may be amended or supplemented, without the consent of any holder of such debt securities, in order to, among other things, cure any ambiguity or inconsistency that, in each case, does not materially adversely affect the rights of any holder of such debt securities.

Resignation of Trustee

        The Trustee may resign or be removed with respect to one or more series of debt securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee.

Governing Law

        Our debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction and Service

        Under the Indenture, Petro-Canada and the partnership have each irrevocably appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as our authorized agent for service of process in any suit or proceeding arising out of or relating to the debt securities or the Indenture and for actions brought under U.S. federal or state securities laws in any U.S. federal or state court located in the Borough of Manhattan in The City of New York, New York, and we have irrevocably submitted to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

        Petro-Canada is incorporated and governed by the laws of Canada. A substantial portion of its assets are located outside the United States and substantially all of its directors and officers are not residents of the United States. Any judgment obtained in the United States against Petro-Canada or certain of its directors or officers, including judgments with respect to the payment of principal on any debt securities, may not be collectible within the United States.

        Petro-Canada has been informed by Fraser Milner Casgrain LLP, its Canadian counsel, that the laws of the Province of Alberta and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Alberta on any final and conclusive judgment in personam of any federal or state court located in the State of New York (a "New York

Court") against Petro-Canada, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforcement of the Indenture, the debt securities and the guarantee in respect of the debt securities that is not impeachable as void or voidable under the internal laws of the State of New York if: (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Alberta (and submission by Petro-Canada in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of Alberta or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (iii) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors' rights including bankruptcy, reorganization, winding up, moratorium and similar laws and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Alberta; (iv) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court in the Province of Alberta; (v) interest payable on the debt securities is not characterized by a court in the Province of Alberta as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (vi) the action to enforce such judgment is commenced within the appropriate limitation period, except that any court in the Province of Alberta may only give judgment in Canadian dollars.

        In the opinion of such counsel, there are no reasons under present laws of the Province of Alberta for avoiding recognition of such judgments of New York Courts under the Indenture or on the debt securities based upon public policy. However, we have been advised by such counsel that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

RISK FACTORS

        You should consider carefully the risk factors set forth below as well as the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the debt securities. If any event arising from these risks occurs, our business, prospects, financial condition, results of operation and cash flows could be materially adversely affected.

A substantial or extended decline in crude oil and gas prices could have a material adverse effect on us.

        Our financial condition depends substantially upon the prevailing prices of crude oil and gas. Fluctuations in crude oil or gas prices could have an adverse effect on our financial condition and the value and amount of our reserves. Prices for crude oil and gas fluctuate in response to changes in the supply of and demand for crude oil and gas, market uncertainty and a variety of additional factors beyond our control. Factors which affect crude oil and gas prices include the actions of the Organization of Petroleum Exporting Countries, world economic conditions, government regulation, political developments, especially in the Middle East but also elsewhere, the foreign supply of oil, the price of foreign imports, the availability of alternate fuel sources and weather conditions. Canadian gas prices are primarily affected by North American supply and demand, weather conditions, the level of industry inventories, political events and, to a lesser extent, by prices of alternate sources of energy.

        The price of crude oil and gas has recently been high compared to recent historical standards. Any substantial or extended decline in the prices of crude oil and gas could result in a delay or cancellation of existing or future drilling, development or construction programs or curtailment in production at some properties or result in unutilized long term transportation commitments, all of which could have an adverse effect on our revenues, profitability and cash flows.

        In addition, our results of operations are also affected by the price of refinery feedstock, the demand for our pipeline transportation capacity and the demand for refined petroleum products. The margins we realize for refined products are affected by crude oil price fluctuations, which affect refinery feedstock costs, and third party refined product purchases. Our ability to maintain product margins in an environment of higher feedstock costs is contingent upon our ability to pass higher costs on to our customers. The profitability of our 12 percent working interest in Syncrude in regard to its upgrading operations depends upon the revenue from the synthetic crude oil produced exceeding the costs of the heavy oil feedstock and the related operating costs.

        We conduct an annual assessment of the carrying value of our assets in accordance with Canadian GAAP. If oil and gas prices decline, the carrying value of our assets could be subject to downward financial revisions, and our earnings could be adversely affected.

A failure to acquire or find additional reserves would cause a decline in our reserves and production.

        Our future oil and gas reserves and production, and therefore our cash flows, are highly dependent upon our success in exploiting our current reserve base and acquiring or discovering additional reserves. Without reserve additions through exploration, acquisition or development activities, our reserves and production will decline over time as reserves are depleted. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flows from operations are insufficient to fund our capital expenditures and external sources of capital become limited or unavailable, our ability to make the necessary capital investments to maintain oil and gas reserves will be impaired. Costs to find and develop or acquire additional reserves depend on success rates which vary over time.

Our oil and gas reserve data and future net revenue data are only estimates and may prove to be inaccurate.

        There are numerous uncertainties inherent in estimating quantities of oil and gas reserves, including many factors beyond our control. The reserve data included and incorporated in this prospectus by reference represents estimates only. We have internally prepared all of our reserve data. Our reserves staff and management are not considered independent of our company for purposes of the rules of the Canadian securities commissions or the SEC. In general, estimates of economically recoverable oil and gas reserves are based upon a number of variable factors and assumptions made as of the date on which the reserves estimates were determined, such as product prices, future operating and capital costs, historical production from the properties and the assumed effects of regulation by governmental agencies, all of which may vary considerably from actual results. All such estimates are to some degree uncertain, and classifications of reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the economically recoverable oil and gas reserves attributable to any particular group of properties and classification of such reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. Our actual production, revenues, taxes and development and operating expenditures with respect to our reserves may vary from such estimates, and any material negative differences may adversely affect our business, financial condition and results of operations.

        Estimates with respect to reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves, rather than upon actual production history. Estimates based upon these methods generally are less reliable than those based upon actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations in the estimated reserves, and any material negative revisions of estimated reserves may adversely affect our business, financial condition and results of operations.

We do not operate all of our properties and assets.

        Other companies operate some of the assets in which we have interests. As a result, we will have limited ability to exercise influence over operations of these assets or their associated costs, which could adversely affect our financial performance. The success and timing of our activities on assets operated by others will therefore depend upon a number of factors that may be outside of our control, including the timing and amount of capital expenditures, the operator's expertise and financial resources, the approval of other participants, the selection of technology and the risk management practices.

Our business is subject to environmental legislation in all jurisdictions in which we operate and any changes in such legislation could negatively affect our results of operations.

        All phases of the oil and gas business are subject to environmental regulation under a variety of Canadian, U.S., and other foreign, federal, provincial, territorial, state and municipal laws and regulations (collectively, "environmental legislation").

        Environmental legislation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances to the environment. Environmental legislation also requires that wells, facility sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. In addition, certain types of operations, including exploration and development projects and changes to certain existing projects, may require the submission and approval of environmental impact assessments or permit applications. Compliance with environmental legislation can require significant expenditures, including expenditures for clean up costs and damages arising out of contaminated properties, and failure to comply with environmental legislation may result in the imposition of fines and penalties. Additionally, our business is subject to the trend towards increased civil liability for environmental matters (such as the ability of private parties to commence actions, new theories of liability and new heads of damages). Although it is not expected that the costs of complying with environmental legislation or dealing with environmental civil liabilities will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental legislation in the future will not have such an effect.

        In 1994, the United Nations' Framework Convention on Climate Change came into force and three years later led to the Kyoto Protocol which requires nations to reduce their emissions of carbon dioxide and other greenhouse gases. Canada ratified the Kyoto Protocol in December 2002. Reductions in greenhouse gases from our operations may be required which could result in increased capital expenditures and operating expenses. It is expected that other changes in environmental legislation may also require, among other things, reductions in emissions to the air from our operations and result in increased capital expenditures and operating expenses. Future changes in environmental legislation could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have an adverse effect on our financial condition or results of operations.

Our operations are subject to business interruption and casualty losses.

        Our business is subject to all of the operating risks normally associated with the exploration for and production of oil and gas and the operation of midstream facilities. These risks include blowouts, explosions, fire, gaseous leaks, migration of harmful substances and oil spills, any of which could cause personal injury, result in damage to, or destruction of, oil and gas wells or formations or production facilities or refining facilities and other property, equipment and the environment, as well as interrupt operations. In addition, all of our operations are subject to all of the risks normally incidental to the transportation, processing and storing of oil, gas and other related products, drilling of oil and gas wells, and the operation and development of oil and gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, blowouts, equipment failures and other accidents, sour gas releases, uncontrollable flows of oil, gas or well fluids, adverse weather conditions, pollution and other environmental risks. The occurrence of a significant event, if it were to exceed or be excluded from our insurance coverage, could have a material adverse effect on our business, financial condition and results of operations.

The debt securities will be subordinated to creditors of Petro-Canada's and the partnership's subsidiaries, partnerships and other entities.

        The debt securities of Petro-Canada and any guarantee by Petro-Canada of any debt securities of the partnership will be effectively subordinated to creditors of its subsidiaries, partnerships and other entities, in that its right to participate as a stockholder or partner in the distribution of the assets of any subsidiary, partnership or other entity, as the case may be, upon any such distribution would be subject to the prior claims of the creditors of such subsidiary, partnership or other entity, as the case may be.

        The debt securities of the partnership will be effectively subordinated to creditors of its subsidiaries, partnerships and other entities, in that its right to participate as a stockholder or partner in the distribution of the assets of any subsidiary, partnership or other entity, as the case may be, upon any such distribution would be subject to the prior claims of the creditors of such subsidiary, partnership or other entity, as the case may be.

Our foreign operations will expose us to risks from abroad which could negatively affect our results of operations.

        Some of our foreign operations involve risk typically associated with investments in developing countries, such as uncertain political, economic, legal and tax environments. These risks may include, among other things, currency restrictions and exchange rate fluctuations, loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, terrorism, UN sanctions or unilateral national sanctions, insurrection and geopolitical and other political risks, risks of increases in taxes and governmental royalties, renegotiation of contracts with governmental entities and quasi-governmental agencies, changes in laws and policies governing operations of foreign-based companies and other uncertainties arising out of foreign government sovereignty over our international operations. In addition, if a dispute arises in our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of a court in the United States or Canada.

        Our private ownership of oil and gas properties in Canada differs distinctly from our ownership interests in foreign oil and gas properties. In some foreign countries in which we do and may do business in the future, the state generally retains ownership of the minerals and consequently retains control of, and in many cases participates in, the exploration and production of reserves. Accordingly, operations outside of Canada may be materially affected by host governments through royalty payments, export taxes and regulations, surcharges, value added taxes, production bonuses and other charges. In addition, changes in prices and costs of operations, timing of production and other factors may affect estimates of oil and gas reserve quantities and future net cash flows attributable to foreign properties in a manner materially different from the manner in which such changes would affect estimates for Canadian properties. Agreements covering foreign oil and gas operations also frequently contain provisions obligating us to spend specified amounts on exploration and development or to perform certain operations, or forfeit all or a portion of the acreage subject to the contract. Petro-Canada has operations in Libya, Venezuela and Algeria, who are members of the Organization of Petroleum Exporting Countries (OPEC), and may operate in other OPEC member countries in the future. Production in those countries may be constrained from time to time by OPEC quotas.

Changes in governmental regulation affecting the oil and gas industry could have a material adverse impact on us.

        The petroleum industry is subject to regulation and intervention by governments in such matters as the awarding of exploration and production interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields (including restrictions on production) and, possibly, expropriation or cancellation of contract rights. As well, governments may regulate or intervene with respect to price, taxes, royalties and the exportation of oil and gas. Such regulations may be changed from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and gas industry could reduce demand for gas and crude oil and increase our costs and may have a material adverse effect on our business, financial condition and results of operations.

Factors beyond our control affect our ability to execute projects and market production, and could adversely affect our business.

        We manage a variety of small and large projects in support of continuing operations and future growth. Project delays may delay expected revenues from operations. Significant project cost over-runs could make the project uneconomic.

        Our ability to execute our projects and market our oil and gas depends upon numerous factors beyond our control. These factors include:

  •
  the availability of processing capacity;

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  the availability and proximity of pipeline capacity;

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  the supply of and demand for oil and natural gas;

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  the availability of alternative fuel sources;

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  the effects of inclement weather;

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  the availability of drilling and related equipment;

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  unexpected cost increases;

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  accidental events;

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  currency fluctuations;

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  the availability and productivity of skilled labour; and

  •
  regulation of the oil and gas industry.

        Because of these factors, we could be unable to execute our projects on time, on budget or at all, or market all of the oil or gas we produce. In addition, we may be unable to obtain favourable prices for the oil and gas we produce.

Our hedging activities could result in losses (realized and unrealized).

        The nature of our operations results in exposure to fluctuations in commodity prices and foreign exchange rates. We monitor our exposure and, when appropriate, utilize derivative financial instruments and physical delivery contracts to mitigate the potential impact of declines in oil and natural gas prices or increases in the value of the Canadian dollar versus the US dollar.

        If commodity prices increase above, or the value of the Canadian dollar decreases below, those levels specified in our various hedging agreements, a fixed price contract or an option capped price structure could limit us from receiving the full benefit of commodity price increases or decreases in the value of the Canadian dollar. In addition, by entering into these hedging activities, we may suffer financial loss if:

  •
  we are unable to produce oil or natural gas to fulfill our obligations;

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  we are required to pay a margin call on a hedge contract;

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  we are required to pay royalties based on market or reference prices that are higher than our fixed or capped price; or

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  one of our counterparties is unable to fulfill its obligations with regard to a derivative transaction.

        In connection with our acquisition of our interest in the Buzzard oil field, we entered into a series of derivative contracts related to the future sale of oil. These contracts effectively locked in an average price of US$25.98 per barrel on 35,840,000 barrels of oil, or half the expected production for the period from July 1, 2007 to December 31, 2010. As of June 30, 2004, we had mark-to-market unrealized losses on these contracts of $92.5 million.

Fluctuations in interest rates could give rise to increased debt payment obligations.

        We use both fixed and floating rate debt to finance our operations. Our floating rate debt obligations expose us to changes in interest payments due to fluctuations in interest rates, which could have an adverse effect on our financial condition.

Fluctuations in exchange rates could give rise to foreign currency exposure.

        In Petro-Canada's downstream operations, crude oil feedstock costs are generally set in US dollars, while sales of refined products are primarily in Canadian dollars. In Canadian upstream operations, sales revenue from crude oil and natural gas are set in US dollars while expenses and capital expenditures are denominated in Canadian dollars. Revenues, expenses, capital expenditures and related net assets of our operations outside of Canada are primarily denominated in US dollars. The other major currencies in which we operate are euros and British pounds sterling. Fluctuations in exchange rates between the US and Canadian dollar, and between the US or Canadian dollar and other foreign currencies, could have an adverse effect on our financial condition.

PLAN OF DISTRIBUTION

        Petro-Canada or the partnership may sell the debt securities to or through underwriters or dealers. Petro-Canada or the partnership may also sell the debt securities to one or more other purchasers directly or through agents.

        The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the debt securities to be offered, the proceeds to Petro-Canada or the partnership from the sale of the debt securities to be offered, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

        The debt securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

        If indicated in the applicable prospectus supplement, Petro-Canada or the partnership may authorize dealers or other persons acting as their agents to solicit offers by certain institutions to purchase the debt securities directly from Petro-Canada or the partnership pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

        Underwriters, dealers and agents who participate in the distribution of the debt securities may be entitled under agreements to be entered into with Petro-Canada and the partnership to indemnification by Petro-Canada or the partnership against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with or perform services for Petro-Canada or the partnership in the ordinary course of business.

        The debt securities offered by this prospectus have not been qualified for sale under the securities laws of any province or territory of Canada and are not being and may not be offered or sold in Canada in contravention of the securities laws of any province or territory of Canada. Each underwriter and each dealer participating in the distribution of any series of debt securities must agree that it will not offer or sell, directly or indirectly, any such debt securities acquired by it in connection with such distribution, in Canada or to residents of Canada in contravention of securities laws of Canada or any province or territory of Canada.

        Each series of the debt securities will be a new issue of securities with no established trading market. Unless otherwise specified in an applicable prospectus supplement relating to a series of debt securities, the debt securities will not be listed on any securities exchange or on any automated dealer quotation system. Some broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities of any series or that an active public market for the debt securities of any series will develop. If an active public trading market for the debt securities of any series does not develop, the market price and liquidity of such series of debt securities may be adversely affected.

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable prospectus supplement will describe the material Canadian federal income tax consequences to investors of purchasing, owning and disposing of debt securities, including, in the case of an investor who is not a resident of Canada, whether payments of principal, premium, if any, and interest will be subject to Canadian non-resident withholding tax.

        The applicable prospectus supplement will also describe certain U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities by an investor who is a United States person, including, to the extent applicable, certain relevant U.S. federal income tax rules pertaining to capital gains and ordinary income treatment, original issue discount, backup withholding and the foreign tax credit, and any consequences relating to debt securities payable in a currency other than US dollars, issued at an original discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement relating to a series of debt securities, certain legal matters will be passed upon for us by Fraser Milner Casgrain LLP, Calgary, Alberta, and by Torys LLP, New York, New York. As to all matters of Canadian federal and Alberta law, Torys LLP may rely upon the opinion of Fraser Milner Casgrain LLP. As to all matters of U.S. federal and New York law, Fraser Milner Casgrain LLP may rely upon the opinion of Torys LLP. Certain legal matters relating to U.S. law will be passed upon for the underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

        The partners and associates of Fraser Milner Casgrain LLP and Torys LLP as a group beneficially own, directly or indirectly, less than 1 percent of our outstanding securities.

EXPERTS

        Our consolidated financial statements as at and for the years ended December 31, 2003 and December 31, 2002 incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain adjustments of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such adjustments) which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement on Form F-9 and Form F-3 of which this prospectus is a part:

  •
  the documents listed in the sixth paragraph under "Where You Can Find More Information" in this prospectus;

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  consents of accountants and counsel;

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  powers of attorney;

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  opinions of counsel;

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  form of the trust indenture relating to the debt securities;

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  form of the debt securities; and

  •
  statement of eligibility of the trustee on Form T-1.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

PETRO-CANADA

US$600,000,000

5.95% Senior Notes Due 2035

ABN AMRO Incorporated
Deutsche Bank Securities
Harris Nesbitt
RBC Capital Markets
Scotia Capital
BNP PARIBAS
CIBC World Markets
Citigroup
HSBC
JPMorgan
TD Securities

Prospectus Supplement

May 11, 2005

QuickLinks

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS
DOCUMENTS INCORPORATED BY REFERENCE
RESERVES DATA
CURRENCY EXCHANGE RATES
FORWARD-LOOKING STATEMENTS
SUMMARY OF THE OFFERING
PETRO-CANADA
SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
USE OF PROCEEDS
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF THE NOTES
INTEREST COVERAGE
CREDIT RATINGS
CERTAIN INCOME TAX INFORMATION
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PETRO-CANADA
PC FINANCIAL PARTNERSHIP
USE OF PROCEEDS
INTEREST COVERAGE
DESCRIPTION OF DEBT SECURITIES
RISK FACTORS
PLAN OF DISTRIBUTION
CERTAIN INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
TABLE OF CONTENTS Prospectus Supplement